SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12.

BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

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☐	Fee paid previously with preliminary materials.

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1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Stockholders

To be held on May 26, 2011

To the Stockholders of Boyd Gaming Corporation:

You are invited to attend our 2011 Annual Meeting of Stockholders (“Annual Meeting”), which will be held at Sam’s Town Hotel, Gambling Hall and Bowling Center, 5111 Boulder Highway, Las Vegas, Nevada 89122 on May 26, 2011 at 11:00 a.m., local time, for the following purposes:

1.	To elect eleven members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	To reapprove the Company’s 2000 Executive Management Incentive Plan.

4.	To hold an advisory vote on executive compensation.

5.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

6.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached to and made part of this notice.

Our board of directors has fixed the close of business on March 31, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2010 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail. We believe that this process will reduce the costs of printing and distributing our proxy materials and also provides other benefits.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, if you received paper copies of these proxy materials we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders that have accessed these proxy materials on the Internet, as well as those who have received paper copies, may vote by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By Order of the Board of Directors

William S. Boyd
Executive Chairman of the Board of Directors

Las Vegas, Nevada

April 13, 2011

TABLE OF CONTENTS

Proxy Statement	1

Introduction	1

Questions and Answers	2

Ownership of Certain Beneficial Owners and Management	6

Corporate Governance	9

Director Independence	9

Selection of Directors	10

Board Leadership and Presiding Director	12

Stockholder Communication with Directors	13

Board Committees	13

Risk Management	14

Risk Considerations in our Compensation Programs	15

Compensation and Stock Option Committee Interlocks and Insider Participation	15

Executive Officer and Director Compensation	16

Compensation Discussion and Analysis	16

Summary Compensation Table	28

Grants of Plan-Based Awards Table	29

Outstanding Equity Awards At Fiscal Year-End Table	30

Option Exercises and Stock Vested Table	31

Non-Qualified Deferred Compensation Table	32

Potential Payments upon Termination or Change-in-Control	32

Director Compensation Table	34

Director Emeritus	35

Board Committee Reports	36

Compensation and Stock Option Committee Report	36

Report of the Audit Committee	36

Proposals Requiring Your Vote	37

Proposal 1—Election of Directors	37

Director Nominees	38

Meetings of the Board of Directors	40

Proposal 2—Ratification of Independent Registered Public Accounting Firm	41

Audit and Non-Audit Fees	41

Audit Committee Pre-Approval of Audit and Non-Audit Services	41

Proposal 3—Reapproval of the 2000 Executive Management Incentive Plan	42

Proposal 4—Advisory Vote on Executive Compensation	45

Proposal 5—Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation	46

Equity Compensation Plan Information	47

Section 16(a) Beneficial Ownership Reporting Compliance; Transactions with Related Persons; Policies and Procedures Regarding Transactions with Related Persons	48

Section 16(a) Beneficial Ownership Reporting Compliance	48

Transactions with Related Persons	48

Policies and Procedures Regarding Transactions with Related Persons	49
Stockholder Proposals; Other Matters	50

Stockholder Proposals	50

Other Matters	50

Appendix A: Boyd Gaming Corporation 2000 Management Incentive Plan	A-1

i

BOYD GAMING CORPORATION

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

PROXY STATEMENT

INTRODUCTION

Our board of directors is soliciting proxies for our 2011 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In this proxy statement:

•	“we,” “us” and the “Company” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and

•

“Annual Meeting” means our 2011 Annual Meeting of Stockholders to be held on May 26, 2011 at 11:00 a.m., local time, at Sam’s Town Hotel, Gambling Hall and Bowling Center, 5111 Boulder Highway, Las Vegas, Nevada 89122 and any adjournment or postponement thereof.

A copy of our 2010 Annual Report to Stockholders, this proxy statement and accompanying proxy card are being distributed or otherwise made available beginning on or about April 13, 2011. Our executive offices are located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to our stockholders by providing access to such documents on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. Stockholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or to request that a printed set of the proxy materials be sent to them, by following the instructions in the Internet Availability Notice.

The Internet Availability Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the proxy materials you need in a timelier manner, will save us the cost of printing and mailing documents to you.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

You are invited to attend the Annual Meeting to consider and vote on the following proposals:

1.	To elect eleven members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	To reapprove the Company’s 2000 Executive Management Incentive Plan.

4.	To hold an advisory vote on executive compensation.

5.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

6.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 31, 2011 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 86,271,482 shares of our common stock outstanding. Those shares represented by properly submitted proxies that are not duly revoked will be voted at the Annual Meeting.

How do I vote?

You may vote by ballot in person at the Annual Meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

•

By Telephone—You may use any touch-tone telephone to vote at anytime until noon (Central Daylight Time) on May 25, 2011 by calling 1-800-560-1965. When voting by telephone, please have the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple voice-guided instructions.

•

By Internet—You may use the Internet to vote at anytime until noon (Central Daylight Time) on May 25, 2011 by going to www.eproxy.com/byd. When voting by Internet, please have the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple instructions contained on the website to obtain your records and create an electronic ballot.

•

By Mail—If you have received a printed proxy card, you may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. Please mail your completed proxy card to Boyd Gaming Corporation, c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873.

To determine how you may revoke or change your vote submitted by the telephone, Internet and mail methods described above, please refer to the section entitled “Can I change my vote after I submit my proxy?”

If your shares are not registered directly in your name (e.g. you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the Internet Availability Notice.

How does the board of directors recommend I vote on the proposals?

The board of directors recommends that you vote:

•	Proposal 1—FOR the election of each of the eleven nominees to our board of directors.

•	Proposal 2—FOR the ratification of the Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

•	Proposal 3—FOR the reapproval the Company’s 2000 Executive Management Incentive Plan.

•	Proposal 4—FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

•	Proposal 5—FOR the option of holding an advisory vote on executive compensation every THREE years.

What if I do not specify how my shares are to be voted?

If you are a stockholder of record and you execute and return your proxy card but you do not provide instruction with respect to any or all proposals to be acted upon at the Annual Meeting, your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement; “FOR” Proposals 2, 3, and 4, as applicable; “FOR” the option of holding an advisory vote on executive compensation every three years; and as the proxy holders deem advisable on other matters that may properly come before the Annual Meeting.

If you are a beneficial owner of our common stock and you do not provide instructions to your broker on how to vote your shares, your broker may vote your shares in its discretion only on Proposal 2; however, your shares will not be voted on Proposals 1, 3, 4, or 5. For a discussion regarding the difference between stockholders of record and beneficial owners, please refer to the section entitled “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”). However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Why did I receive an Internet Availability Notice instead of a full set of the proxy materials?

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: Robert Meyne, Vice President Corporate Communications; via toll-free telephone: 800-695-2455, Attn: Robert Meyne, Vice President Corporate Communications; or via e-mail: robmeyne@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive an Internet Availability Notice?

We are providing certain stockholders, including stockholders who have previously requested to receive paper copies of proxy materials, with paper copies of the proxy materials instead of, or in addition to, an Internet Availability Notice. If you would like to assist us in reducing the cost of distributing our proxy materials in the future, you can consent to receiving future proxy materials and other stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please contact us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: Robert Meyne, Vice President Corporate Communications; via toll-free telephone: 800-695-2455, Attn: Robert Meyne, Vice President Corporate Communications; or via e-mail: robmeyne@boydgaming.com, to submit your request.

Can I vote my shares by filling out and returning the Internet Availability Notice?

No. The Internet Availability Notice does, however, provide instructions on how to vote your shares.

Do I need an admission ticket to attend the Annual Meeting?

No. However, all stockholders will need to present a valid government-issued photo identification (e.g., a driver’s license or passport) at the door to be admitted to the Annual Meeting. Additionally, if you hold your shares in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the Annual Meeting, you will also need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of the close of business on March 31, 2011, the record date for the Annual Meeting.

No cameras, recording equipment or other electronic devices will be permitted at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In such case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2010 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2010 Annual Report to Stockholders should have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•

properly submitting a subsequent proxy in one of the manners authorized and described in this proxy statement (such as via the Internet or by telephone pursuant to the voting procedures described above under the section entitled “How do I vote?”); or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending and voting at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking your properly submitted proxy unless you follow one of the revocation procedures referenced above. Any written notice revoking a proxy should be sent to our Corporate Secretary (Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel) at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169 and must be received before voting is closed at the Annual Meeting.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (“NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. On those matters which the NYSE determines to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. Consistent with recent changes in the NYSE rules, with respect to the proposals set forth in this proxy statement, only Proposal 2 is a “routine” matter. Proposals 1, 3, 4 and 5 are each a “non-routine” matter. Neither our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws nor Nevada corporate statutes specifically address the treatment of broker non-votes and abstentions.

How many votes are required to approve the proposals?

Assuming a quorum is present, the required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the eleven director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes and withheld votes are not counted for purposes of the election of directors.

•

Proposal 2—the number of affirmative votes cast in favor of Proposal 2 exceeds the number of votes cast against it is required for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Broker non-votes and abstentions are not counted for purposes of Proposal 2.

•

Proposal 3—the number of affirmative votes cast in favor of Proposal 3 exceeds the number of votes cast against it is required for the reapproval of the 2000 Executive Management Incentive Plan. Broker non-votes and abstentions are not counted for purposes of Proposal 3.

•

Proposal 4—the number of affirmative votes cast in favor of Proposal 4 exceeds the number of votes cast against it is required for the approval, on an advisory basis, of the executive compensation of our Named Executive Officers. Broker non-votes and abstentions are not counted for purposes of Proposal 4.

•

Proposal 5— a plurality of the votes cast will determine the stockholders’ preferred frequency for holding an advisory vote on executive compensation. This means that the alternative for holding an advisory vote every year, every two years or every three years receiving the greatest number of “FOR” votes will be the preferred frequency of the stockholders. Broker non-votes and abstentions are not counted for purposes of Proposal 5.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Wells Fargo Shareowner Services. The Inspector of Elections will also determine whether or not a quorum is present.

What is a quorum, and how is it determined?

For business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who pays for the cost of this proxy solicitation?

We will bear all costs of this proxy solicitation, which will include the expense of preparing and mailing the Internet Availability Notice and the proxy materials referenced therein for the Annual Meeting and reimbursements paid to brokerage firms and others for its expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, via the Internet or e-mail, or by facsimile or mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 1, 2011 by:

•	each person who is a director nominee;

•	each of our executive officers named in the Summary Compensation Table contained herein;

•	all the director nominees and our executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 86,271,482 shares of our common stock outstanding on March 1, 2011. Except as otherwise noted below, the mailing address of all persons on the list set forth in the table below is 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

Name	Number of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Class
Director Nominees
William S. Boyd	20,755,953(2)	23.66%
Marianne Boyd Johnson	10,093,727(3)	11.64%
William R. Boyd	2,255,871(4)	2.61%
Keith E. Smith	1,020,098(5)	1.17%
Robert L. Boughner	865,113(6)	*
Thomas V. Girardi	185,592(7)	*
Billy G. McCoy	43,383(8)	*
Peter M. Thomas	40,997(9)	*
Frederick J. Schwab	38,997(10)	*
Veronica J. Wilson	37,997(11)	*
Christine J. Spadafor	20,716(12)	*

Other Named Executive Officers
Paul J. Chakmak	451,251(13)	*
Josh Hirsberg	55,501(14)	*
All directors and executive officers as a group (15 persons)	36,093,710(15)	39.73%

5% or Greater Stockholders
William S. Boyd	20,755,953(2)	23.66%
Marianne Boyd Johnson	10,093,727(3)	11.64%

LMM, LLC, Legg Mason Capital Management, Inc. Legg Mason Capital Management Opportunity Trust	4,761,133(16)	5.52%
100 International Drive
Baltimore, MD 21202

*	Indicates less than 1% of class.
(1)	Except for certain Career Restricted Stock Units disclosed below, shares of common stock underlying grants of Restricted Stock Units are excluded from beneficial ownership in this table. Restricted Stock Units are reported as beneficially owned by certain of our executive officers in their Section 16 reports pursuant to applicable provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and positions taken by the SEC; however, such Restricted Stock Units are not independently vested or exercisable within 60 days of March 1, 2011 and are therefore not included in this table.

(2)

Includes 18,210,846 shares of our common stock held by the William S. Boyd Gaming Properties Trust (“WSBGPT”), of which Mr. Boyd is trustee, settlor and beneficiary; 28,000 shares held by the William S. Boyd Family Corporation, which is wholly owned by Mr. Boyd; 77,392 shares held by W.S.B., Inc., which is wholly owned by Mr. Boyd; 837,252 shares held by the BG-09 Limited Partnership, of which WSBGPT and the

Marianne E. Boyd Gaming Properties Trust are the general partners; and 153,117 shares owned by Mr. Boyd’s spouse. Also includes 1,376,376 shares issuable pursuant to options exercisable within 60 days of March 1, 2011; and 72,970 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock. With respect to the 837,252 shares held by BG-09 Limited Partnership, WSBGPT does not hold voting power and WSBGPT shares dispositive power with the Marianne E. Boyd Gaming Properties Trust. Mr. Boyd disclaims beneficial ownership of the shares owned by his spouse.

(3)	Includes 1,772,108 shares of our common stock held by the Marianne E. Boyd Gaming Properties Trust (“MBGPT”), of which Ms. Johnson is trustee, settlor and beneficiary; 32,642 shares held by the Aysia Lynn Boyd Education Trust, of which Ms. Johnson is a trustee; 32,642 shares held by the Taylor Joseph Boyd Education Trust, of which Ms. Johnson is a trustee; 31,352 shares held by the William Samuel Boyd Education Trust, of which Ms. Johnson is a trustee; 32,642 shares held by the Samuel Joseph Boyd, Jr. Education Trust, of which Ms. Johnson is a trustee; 32,642 shares held by the T’Mir Kathleen Boyd Education Trust, of which Ms. Johnson is a trustee; 31,152 shares held by the Josef William Boyd Education Trust, of which Ms. Johnson is a trustee; 17,244 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 91,324 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 130,247 shares held by the William R. Boyd and Myong Boyd Children’s Trust, dated August 1, 1993, of which Ms. Johnson is the trustee; 103,925 shares held by the BG-02 Grantor Retained Annuity Trust #3, of which Ms. Johnson is trustee; 23,197 shares held by the BG-09 Grantor Retained Annuity Trust #2, of which Ms. Johnson is trustee; 722,353 shares held by the W.M. Limited Partnership, of which MBGPT is the general partner; 1,464,401 shares held by the BG-99 Limited Partnership, of which MBGPT is the general partner; 2,307,438 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; 1,256,155 shares held by the BG-01 Limited Partnership, of which MBGPT is the general partner; 693,809 shares held by the BG-02 Limited Partnership, of which MBGPT is the general partner; and 837,252 shares held by the BG-09 Limited Partnership, of which MBGPT and WSBGPT are general partners. Includes 5,753,743 shares of our common stock held by MBGPT and the above referenced limited partnerships (except BG-02 Limited Partnership and BG-09 Limited Partnership), of which MBGPT is the general partner, that are pledged or held in a margin account. Also includes 454,573 shares issuable pursuant to options exercisable within 60 days of March 1, 2011. With respect to the 837,252 shares held by the BG-09 Limited Partnership, MBGPT holds sole voting power, and MBGPT shares dispositive power with WSBGPT. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Education Trusts, the Johnson Children’s Trust, the William R. Boyd and Myong Boyd Children’s Trust, the above referenced Grantor Retained Annuity Trusts and the above referenced Limited Partnerships, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.

(4)	Includes 2,030,284 shares of our common stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; and 33,241 shares held by the Sean William Johnson Education Trust, of which Mr. Boyd is trustee. Also includes 190,780 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2011. Mr. Boyd disclaims beneficial ownership of the shares held by the Sean William Johnson Education Trust.

(5)	Includes 325 shares of our common stock owned by Mr. Smith’s wife. Also includes 883,265 shares issuable pursuant to options exercisable within 60 days of March 1, 2011.

(6)	Includes 143,870 shares of our common stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee. Includes 645,801 shares issuable pursuant to options exercisable within 60 days of March 1, 2011; and 75,442 vested Career Restricted Stock Units granted under our Career Shares Program, each representing a contingent right to receive one share of our common stock.

(7)	Includes 5,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2011. Includes 31,997 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(8)	Includes 5,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2011. Includes 31,997 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(9)	Includes 3,500 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2011. Includes 31,997 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(10)	Includes 7,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2011. Includes 31,997 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(11)	Includes 6,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2011. Includes 31,997 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(12)	Includes 20,716 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(13)	Includes 15,000 shares of our common stock held by the Paul J. Chakmak and M. Stephanie Chakmak Family Trust, of which Mr. Chakmak is trustee, settlor and beneficiary; 10,000 shares of our common stock held by the Wells Fargo Bank I.R.A. C/F Paul J. Chakmak; and 5,000 shares of our common stock owned by Mr. Chakmak’s wife. Also includes 421,251 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2011.

(14)	Includes 500 shares of our common stock owned by Mr. Hirsberg’s wife. Also includes 45,001 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2011.

(15)	Includes 4,256,061 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2011. Also includes 5,753,743 shares of our common stock which are pledged or held in a margin account. Also includes 329,113 vested Restricted Stock Units (of which 148,412 are Career Restricted Stock Units), each representing a contingent right to receive one share of our common stock.

(16)	Based solely on information contained in a Schedule 13G, jointly filed with the SEC on February 15, 2011 by a group consisting of LLM, LLC, Legg Mason Capital Management, Inc. and Legg Mason Capital Management Opportunity Trust (collectively, “Legg Mason”). The Schedule 13G provides that (i) Legg Mason Capital Management Opportunity Trust is a portfolio of Legg Mason Capital Management Inc., who is an investment company registered under the Investment Advisors Act of 1940 and managed by LMM, LLC; (ii) Legg Mason Capital Management Inc. and LMM, LLC are both investment advisors and have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock; and (iii) Legg Mason, as a group, has shared voting power with respect to 4,755,623 shares and shared dispositive power over 4,761,133 shares.

CORPORATE GOVERNANCE

Director Independence

We are committed to having sound corporate governance principles and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at www.boydgaming.com. We will also provide a paper copy of this information to stockholders upon written request. Our Code of Business Conduct and Ethics applies to each of our directors, officers and employees.

Our board of directors has determined that each of Thomas V. Girardi, Billy G. McCoy, Frederick J. Schwab, Christine J. Spadafor, Peter M. Thomas and Veronica J. Wilson is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and within the meaning of our director independence standards (detailed below).

To be considered “independent,” a director must be determined, by resolution of our board of directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, our board of directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.	a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;

3.	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship;

5.	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.	any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the board of directors. We would explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

In making its independence determination regarding Mr. Thomas, the board of directors considered, among other things, the transactions between the Company and Switch Communications Group, LLC (“SCG”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”) described in the section of this proxy statement titled “Transactions with Related Persons.” In determining that Mr. Thomas is “independent,” our board of directors considered the following facts and circumstances (without giving one factor any more significance than another), among others: (i) that the transactions with SCG and SBS were negotiated on an arm’s-length basis, and are ordinary course, commercial transactions; (ii) Mr. Thomas’ limited ownership interest in SCG and SBS; (iii) the passive nature of Mr. Thomas’ ownership and involvement in SCG and SBS, including that he is neither an officer nor employee of SBS or SCG, he is not a member of SBS and is a non-managing member of SCG, and he does not have an active role in providing services to either entity; (iv) the immaterial dollar amounts that we, or our subsidiaries paid (or are expected to pay in fiscal 2011) to SCG and SBS and the competitive rates at which such amounts were paid; and (v) Mr. Thomas’ personal net worth. Additionally the board of directors considered the nature and scope of the relationship of Mr. Thomas’ sibling with SCG, which is further discussed below under “Section 16(a) Beneficial Ownership Reporting Compliance; Transactions with Related Persons; Policies and Procedures Regarding Transactions with Related Persons—Transactions with Related Persons.”

Selection of Directors

Stockholder Nominations

The policy of our Corporate Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

In addition, our Amended and Restated Bylaws permit stockholders to nominate individuals for consideration in director elections at an annual stockholder meeting. Pursuant to our Amended and Restated Bylaws, in order to make such a nomination, a stockholder is required to, not less than 60 days prior to the date of the annual meeting of stockholders, deliver a notice to our Corporate Secretary setting forth:

•	the name, age, business address and the residence address of each nominee proposed in such notice;

•	the principal occupation or employment of each such nominee;

•	the number of shares of capital stock of the Company which are beneficially owned by each such nominee; and

•

such other information concerning each such nominee as would be required, under the rules of the SEC, to be disclosed in a proxy statement soliciting proxies for the election of such nominees pursuant to Regulation 14A of the Exchange Act.

A nomination notice must include a signed consent of each such nominee to serve as a member of our board of directors, if elected. In the event that a person is validly designated as a nominee in accordance with our Amended and Restated Bylaws and thereafter becomes unable or unwilling to stand for election to the board of directors, our board of directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Director Qualifications

Our Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on our board of directors. Under these criteria, members of our board of directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the gaming industry. In addition to having one or more of these core competencies, members of our board of directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Specifically, in concluding that each of our directors, all of whom are standing for re-election, should continue to serve on our board of directors, the Corporate Governance and Nominating Committee also considered the following individual attributes, in addition to the general overall considerations mentioned above:

(i) the significant career long contributions and leadership of our Executive Chairman with respect to the Company and the gaming industry, which spans more than 40 years, in addition to his background in the legal profession; (ii) the in depth and strategic operations, management and financial knowledge of the gaming industry that Mr. Smith, our President and Chief Executive Officer, possesses from his over 25 years in the gaming industry, including over 20 years with the Company; (iii) the over 30 years of gaming, operations and complex development related experience that Mr. Boughner has with the Company; (iv) the significant “ground up” operations and management experience with the Company, including 20 years as a member of our board of directors, which Ms. Johnson contributes coupled with her service on other boards and community organizations; (v) the near 30 years of experience in the gaming industry with the Company, including various administrative and operational roles, as well as over 15 years of service on our board of directors, that Mr. William R. Boyd provides; (vi) the broad business and management experiences across other industries, including a sound foundation for understanding and applying strategic and operational issues and challenges, both domestically and internationally, of Ms. Spadafor; (vii) the extensive senior operations management and financial accounting and controllership expertise within the gaming industry of Ms. Wilson; (viii) the leadership, organizational and strategic focus and experience from General McCoy’s decorated military career, as well as his on-going involvement in the gaming industry and his past service as a member and Chairman of the board of directors of a public company; (ix) in addition to his service on other public company boards, Mr. Schwab’s more than 30 years of financial accounting experience, including as a partner of a major accounting firm, and his service in the capacity of CEO and CFO with both European and US based companies; (x) the extensive experience in the banking and finance industry of Mr. Thomas, including his past service on the board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco; and (xi) the acumen and professional experience of Mr. Girardi from his more 40 years as a leading trial attorney and his service on the board of directors of other public companies.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of our board of directors, including size of our board of directors, diversity, age, skills and experience in the context of the needs of our board of directors. In addition, our Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the board of directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, our Corporate Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for our board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our Corporate Governance and Nominating Committee. Stockholder nominees that comply with our nomination procedures will receive the same consideration that our Corporate Governance and Nominating Committee nominees receive.

We have previously reviewed, and our Corporate Governance and Nominating Committee may in the future review, materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, a professional search firm may be used to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

The Corporate Governance and Nominating Committee considers diversity as one of many factors in the identification and evaluation of potential director nominees. The overriding principle guiding our director nomination process is a desire to ensure that our board of directors as a whole collectively serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the board provides the most value to the Company and its stockholders. When the Corporate Governance and Nominating Committee evaluates diversity of director nominees, it may consider the following elements, among others, without assigning specific weights to any particular element:

•	Gender and ethnicity;

•	Financial and accounting acumen;

•	Personal and professional integrity;

•	Business or management experience; and

•	Leadership and strategic planning experience.

The Corporate Governance and Nominating Committee annually performs an assessment of the composition of the board of directors regarding age, skills and experience and the effectiveness of its efforts to consider diversity in its director nomination process. The Corporate Governance and Nominating Committee believes its director nomination process, including its policy of considering diversity in that process, has led to a board of directors with diverse backgrounds and experiences that collectively serves the interests of our stockholders well.

Board Leadership and Presiding Director

Beginning in January 2008, the Company, as a part of its long-term succession planning, separated the responsibilities of our Chief Executive Officer and our Chairman of the Board of Directors. Historically, both positions had been held by William S. Boyd, a co-founder of the Company. Mr. Boyd continues to serve as our Executive Chairman of the Board of Directors, with Keith E. Smith now serving as our President and Chief Executive Officer. Mr. Smith also serves as a director, an arrangement that the Company believes is effective to ensure that relevant information is made available directly from management to the board of directors. The Company believed this separation of responsibilities was an appropriate transition as it enabled our Executive Chairman to concentrate on the strategic opportunities and direction of the board of directors and the Company as well as further engage in customer and employee relations. Mr. Boyd’s long history with the Company and the critical role that he has played in the development of the Company’s business make him particularly well suited to act as a link between the board of directors and the rest of management. While in the role of our President and Chief Executive Officer, Mr. Smith focuses on the management and coordination of the long and near-term operational performance and efforts of the Company in alignment with the strategic guidance and direction offered from the board of directors.

Another important component of the board of directors’ leadership structure is the role of the Presiding Director. The Presiding Director is a non-management director designated by the independent directors to chair the board of directors’ non-management director sessions, which are expected to occur at least three times per year. The Presiding Director’s other responsibilities include advising the Executive Chairman and the chairmen of the committees with respect to agendas and informational needs and to advise with respect to the selection of chairmen of committees. The Presiding Director serves for a one-year term, provided that no Presiding Director serves for more than three years in any five-year period. Our independent directors have designated General Billy G. McCoy as our current Presiding Director.

Stockholder Communication with Directors

Our stockholders and other interested parties may communicate with our board of directors and the Presiding Director by writing to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

Communications will be reviewed by our General Counsel and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to our board of directors or the Presiding Director, as applicable.

Board Committees

Our board of directors has an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation and Stock Option Committee. Our board of directors has adopted a written charter for each of these committees, which are available on our website at www.boydgaming.com.

Audit Committee.    The functions of the Audit Committee include reviewing and supervising our financial controls, appointing our independent registered public accounting firm, reviewing our books and accounts, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts. Each of the members of the Audit Committee, Mr. Schwab, Mr. Thomas, Ms. Wilson and Ms. Spadafor, is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b)(1) of the Exchange Act, and the board of directors has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee’s functions include assisting the board of directors in identifying qualified individuals to become members of the board of directors, determining the composition and compensation of the board of directors and its committees, conducting annual reviews of each director’s independence and making recommendations to the board of directors based on its findings, recommending to the board of directors the director nominees for the annual meeting of stockholders, establishing and monitoring a process of assessing the board of directors’ effectiveness, and developing and recommending to the board of directors and implementing a set of corporate governance principals and procedures applicable to the Company. Each member of the Corporate Governance and Nominating Committee is “independent” as defined in Section 303A of the New York Stock Exchange Listed Company Manual.

Compensation and Stock Option Committee.    The functions of the Compensation and Stock Option Committee (the “Compensation Committee”) include reviewing with management cash and other compensation policies for employees, making recommendations to the board of directors regarding compensation matters, determining compensation for the Chief Executive Officer and providing oversight of our compensation philosophy as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” In addition, the Compensation Committee administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. Each member of the Compensation Committee is “independent” as defined in Section 303A of the New York Stock Exchange Listed Company Manual.

Our Compensation Committee, independent of management, determines the compensation of our Chief Executive Officer, Keith E. Smith, and our Executive Chairman, William S. Boyd. Messrs. Smith and Boyd are each Named Executive Officers and are each a member of our seven (7) member management committee (“Management Committee”). For the other Named Executive Officers and members of our Management Committee, the Chief Executive Officer made compensation recommendations to our Compensation Committee for its consideration and approval as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” The Compensation Committee believes that input from both our Chief Executive Officer and from compensation consultants retained from time to time provides useful information and points of view to assist it in making decisions on compensation. Additionally, pursuant to its charter, the Compensation Committee may, from time to time, form and delegate authority to subcommittees when appropriate, although no such subcommittees were formed or utilized during 2010.

The Compensation Committee has the sole authority to retain and terminate any consultant that it uses to assist it in evaluating various elements of our compensation programs and making compensation determinations. The Compensation Committee has the sole authority to approve that consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from such other advisors that it deems necessary or appropriate. In early 2010, the Compensation Committee reviewed and approved the engagement of Exequity, LLP (“Exequity”) to provide compensation related analysis and consulting services. Prior to the engagement of Exequity, Hewitt Associates was previously engaged from time to time to assist the Company in the evaluation of our compensation practices and programs and periodically to provide recommendations regarding modifications to those programs. During 2010, we requested, and Exequity provided, analysis and recommendations on certain of our compensation related programs and policies, including our Career Shares Program, Stock Ownership Guidelines, short-term bonus program and the equity incentive structure for our non-Management Committee executives, all as further discussed below in our Compensation Discussion and Analysis. A representative of Exequity participated in meetings of the Compensation Committee in 2010.

Risk Management

The board of directors is actively involved in the on-going oversight and review of material risks and resultant considerations and potential impacts that exist within our Company. These risks may include, among others, risks associated with the Company’s financial condition, liquidity, operating performance and various regulatory impacts and compliance. The board of directors’ oversight is primarily managed and coordinated through the board committees, such as the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Senior management of the Company is responsible for advising and responding to the board of directors and its committees on management’s assessment of potential material risks facing the Company. The entire board of directors is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk awareness and risk-adjusted decision making throughout the Company.

As it relates to risk oversight, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee play an important role. As provided in the charter for the Audit Committee, the Audit Committee is required to review with management the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also responsible for, among other things, assisting the board of directors in fulfilling their oversight responsibility of the integrity of the Company’s financial statements and accounting and financial reporting processes by reviewing the financial information provided to stockholders and others, and the system of internal controls which management and the board of directors have established. As further discussed below, the Compensation Committee, among other things, periodically reviews the Company’s compensation profile with management related to the Company’s compensation policies and attempts to ensure that the Company’s compensation program reinforces business strategies and objectives for enhanced stockholders value without creating risks that may have a material adverse effect on the Company. The Corporate Governance and Nominating Committee, among other things, is responsible for developing and recommending to the board of directors, and implementing and monitoring compliance with, a code of business conduct for directors, officers and employees and a set of corporate governance principals.

Various management-led committees, such as the Management Committee, are responsible for coordinating with the committees of the board of directors with respect to oversight and management of specific risks. For example, our Corporate Compliance Committee, which is responsible for overseeing risk associated with the Company’s gaming and regulatory requirements, updates and reports on its significant deliberations and findings to the Corporate Governance and Nominating Committee. In turn, each board committee is responsible for providing reports and updates to the entire board of directors on any significant risks reviewed within the scope of its responsibility.

Risk Consideration in Our Compensation Programs

Our Compensation Committee, together with management, periodically reviews the compensation policies and practices for employees across the Company, including our Named Executive Officers and members of our Management Committee, and considered how they relate to material risks facing the Company. In this review, the Compensation Committee and our management, together with input and recommendations from our compensation consultants, considered the different types of incentive compensation arrangements used across the Company in light of such risks. We also considered whether the design of these arrangements, together with other policies and practices of the Company, operate to mitigate the potential for excessive risk-taking.

Based upon this review, management concluded, and the Compensation Committee concurred, that based on a combination of factors, our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on the Company. The following are among the factors considered in reaching this conclusion:

•

our compensation plans and programs generally provide potential rewards based on a balanced combination of both the short-term and long-term goals of the Company, thereby mitigating the potential for rewarding short-term results that appear in isolation to be favorable;

•	none of our business units carry a disproportionate portion of our risk profile or vary significantly from the Company’s overall risk and reward structure;

•

the manner in which we structure our compensation, including our belief that the mix of compensation that we provide helps us to mitigate risk by providing compensation that depends in part on the long-term success of the Company;

•

we have Stock Ownership Guidelines for senior officers, including the members of our Management Committee, which we believe focuses our leadership on long-term stock price appreciation and sustainability; and

•

all of the equity awards granted to employees under the Company’s equity-based plans are subject to multi-year time vesting, which requires an employee to commit to a longer period of employment for such awards to be valuable.

Compensation and Stock Option Committee Interlocks and Insider Participation

During 2010, members of our Compensation Committee included Mr. Girardi, General McCoy and Ms. Spadafor. None of the Company’s executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving as a director of the Company or on the Company’s Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

We compensate our Named Executive Officers (as identified in the Summary Compensation Table below) primarily through base salary and short and long-term incentive compensation. Our executive compensation practices are designed to be competitive with comparable employers in our industry, to closely align compensation with our annual objectives and long-term goals, to reward above-average corporate performance, to recognize individual initiative and achievements, and to assist us in attracting and retaining qualified executives.

Executive Summary

With the uncertainty related to the recession and its significant impact on our industry and our business, the Compensation Committee generally continued with its conservative approach to our compensation programs in fiscal 2010. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2010, as approved by our Compensation Committee following input, analysis and recommendations from management and our compensation consultant, Exequity.

•

Salary Freeze.    With the on-going uncertainty of the economic climate within our industry, the Compensation Committee decided not to award base salary increases to our Named Executive Officers in 2010 for a second straight year, as part of a Company-wide restriction on salary increases for individuals making more than $75,000. Additionally, late in 2010, the Compensation Committee further extended the base salary freeze into 2011 for those employees who otherwise participate in a short-term (or annual) bonus plan, including our Named Executive Officers.

•

Short-Term Bonus.    The Compensation Committee approved the award and payment of a discretionary short term (or annual) bonus payment for fiscal year 2010 to our management team participants, including our Named Executive Officers, in recognition of their efforts in leading the Company through a year that was challenging for us and the gaming industry in general. For our Named Executive Officers in 2010, this discretionary bonus equated to approximately sixty percent (60%) of their respective target award amounts, which represented a reduction from the bonus award payments for 2009. For 2011, the Compensation Committee approved a return to an incentive plan featuring specific, objective performance-based measures, including the Company’s performance relative to our operating budget, as approved by the board of directors. If we achieve our performance target, the annual incentive plan payment would fund for our Named Executive Officers at approximately sixty-five percent (65%) of their historical target award amounts.

•

Equity Awards.    In 2010, the Compensation Committee approved our annual equity award grant. The awards to our Named Executive Officers, other than for Mr. Hirsberg, were kept at the same number of stock options and restricted stock units (“RSUs”) as had been granted to those individuals in 2009. For Mr. Hirsberg and our other non-Management Committee participants, the Compensation Committee modified the stock option/RSU mix of the 2010 equity awards to increase the relative number of RSUs awarded, while generally preserving the same overall award value to each participant from the prior year.

•

Career Shares Program.    Following its initial implementation four years ago, the Career Shares Program was amended by the Compensation Committee to (i) reduce the minimum retirement age to 55; and (ii) reduce the required years of service for vesting by five years, providing for a 50% vesting at 10 years of service, 75% at 15 years of service and 100% at 20 years of service. We believe these changes enhance the practical retention aspects of the program for the younger members of our management team and for those who join us later in their career, creating a meaningful benefit for extended service with the Company.

•

Stock Ownership Guidelines.    The Compensation Committee approved various modifications to our Stock Ownership Guidelines. We believe these changes fairly reflect the significant impacts from the recession on the price of our common stock, while preserving the incentivizing function of aligning the interests of our stockholders and our executive management team, including our Named Executive Officers, through an on-going policy of requiring their accumulation and retention of equity ownership in the Company.

•

Risk Considerations.    As a part of its review in 2010 of our compensation practices and policies, the Compensation Committee evaluated risks associated with our compensation programs. As described above under the section Risk Considerations in Our Compensation Programs, the Compensation Committee undertook an annual evaluation of our compensation risk. The Compensation Committee concluded that our compensation policies and practices for fiscal 2010 do not create risks that are reasonably likely to have a material adverse effect on the Company.

Process.    Our compensation process consists of establishing an overall compensation target for each senior executive and then allocating that compensation among base salary and incentive compensation. At the senior-most corporate levels, we design the incentive compensation to primarily reward company-wide performance. In establishing compensation, our Compensation Committee, among other things:

•	reviews with management our cash and other compensation policies for all of our employees;

•	reviews the performance of our Named Executive Officers and all components of their compensation;

•	evaluates the effectiveness of our overall executive compensation program on a periodic basis; and

•	administers our stock and bonus plans and, within the terms of the respective plan, determines the terms and conditions of the issuances thereunder.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluates his compensation in light of such goals and objectives, and has the sole authority to set the Chief Executive Officer’s compensation based on this evaluation. For 2010, the Compensation Committee, independent of management, determined the compensation arrangements for our Chief Executive Officer, Keith E. Smith, and our Executive Chairman, William S. Boyd. The Compensation Committee approved the compensation arrangements of the other Named Executive Officers after reviewing the recommendations of our Chief Executive Officer. In addition to its annual review of our compensation levels, our Compensation Committee may, from time to time, review our compensation practices and programs and generally has the authority, subject to any existing contractual or other rights of participants, to modify or terminate those practices and programs.

We have historically engaged compensation consultants to assist us in the evaluation of our compensation practices and programs. For example, Exequity was engaged initially during 2010 to review and provide recommendations regarding our executive compensation programs, including analysis and recommendations on our Career Shares Program, our Stock Ownership Guidelines, and our overall executive compensation policies in general along with specific recommendations applicable to 2011. Prior to the engagement of Exequity, the Company had engaged the compensation consulting services of Hewitt & Associates through 2009.

Objectives of our Compensation Program

Our compensation program is designed to reward an executive officer’s current contribution to the Company, as well as the officer’s impact and involvement in our future performance. The compensation of our Named Executive Officers is set at levels that are intended to be competitive with other leading companies in the gaming and hospitality industries, which generally fall into three categories: (i) core gaming companies; (ii) gaming technology companies; and (iii) resort hotel operator companies.

Specifically, during 2010, we generally compared the compensation paid to our executive officers with the compensation paid to executive officers at Ameristar Casinos, Inc.; Churchill Downs, Inc.; Isle of Capri Casinos, Inc.; Las Vegas Sands Corp.; MGM Resorts International; Penn National Gaming, Inc.; Pinnacle Entertainment, Inc.; Wynn Resorts, LTD.; Bally Technologies, Inc.; International Game Technology; WMS Industries, Inc.; Choice Hotels International, Inc.; Gaylord Entertainment, Co.; Hyatt Hotels Corp.; Life Time Fitness, Inc.; Vail Resorts, Inc.; and Wyndham Worldwide Corp.

The Compensation Committee evaluates the compensation of our Named Executive Officers against the compensation levels found among this group, including in 2010, through the review of an executive compensation comparative study prepared by Exequity covering our top five highest paid executives, excluding our Executive Chairman. The Compensation Committee, however, did not benchmark compensation in 2010. The Compensation

Committee also considers general market surveys and trends, as well as industry specific group compensation, as part of the multiple factors it considers in setting executive compensation.

In addition, we have designed our compensation program to further align the compensation of our Named Executive Officers, as well as members of our Management Committee, with our future performance and strategic objectives. Our Management Committee plays an active and critical role in the leadership and strategy for the development, operations and growth of our Company. Our Management Committee includes certain members of our senior management, including Messrs. Boyd, Smith, Boughner and Chakmak. Mr. Hirsberg is a member of our senior management but is not a member of the Management Committee.

Primary Components of our Executive Compensation Program

There are three primary components of our executive compensation program:

•	base salary;

•	short-term bonus; and

•	long-term incentive compensation (including equity compensation).

Base Salary.    We provide our Named Executive Officers with a base salary that we believe is competitive and that corresponds and fairly relates to their status and accomplishments, both professionally and within our industry. Individual base salaries are established based on an executive officer’s historical performance, time in his/her position with the Company, anticipated future contribution, reputation within the industry, and the competitive market for the individual’s skills. Salaries are reviewed annually and in certain instances have been adjusted to recognize individual performance, promotions, competitive compensation levels and other subjective factors; however, as further discussed below, the base salaries of our Named Executive Officers have been frozen since 2008.

Our Compensation Committee, independent of management, determined the compensation of our Chief Executive Officer and Executive Chairman, including their respective base salaries. For the other Named Executive Officers, our Chief Executive Officer made recommendations regarding compensation to our Compensation Committee for their review and approval. Where appropriate, the Compensation Committee and our Chief Executive Officer have historically considered the following factors in establishing or recommending, as applicable, the compensation for our Named Executive Officers:

•	the Named Executive Officer’s qualifications, experience, scope of responsibilities and anticipated future performance;

•

the Named Executive Officer’s role within the Company, including, where applicable, the role on various corporate committees, such as the Management Committee, Corporate Compliance Committee and the Diversity Committee;

•	the overall performance of the Named Executive Officer;

•	the overall performance of the Company;

•	competitive pay practices at other select companies within the gaming and hospitality industries, as identified above; and

•	compensation analysis performed for us by our compensation consultants.

In light of the severe economic challenges facing our industry and the national economy as a whole, the base salaries of our Named Executive Officers in 2010 were kept frozen for a second year at their 2008 levels. Further, the Compensation Committee has also determined, after consultation with Exequity, that given the continued economic uncertainties throughout 2010, the base salary levels of our Named Executive Officers will remain unchanged in 2011.

Short-Term Bonus.    Our Named Executive Officers are eligible to receive short-term (or annual) bonuses under our 2000 Executive Management Incentive Plan (“2000 MIP”). Bonus awards under our 2000 MIP are generally set as a percentage of base salary, with the specific target percentage determined by the participant’s position, level and scope of responsibility within the Company so that highly compensated executives receive a relatively larger percentage of their total compensation in the form of bonuses and other incentive based vehicles. For our Named Executive Officers, the short-term bonus potential for 2010, stated as a percentage of base salary, was established based on the same historical incentive parameters used for such Named Executive Officer for each of the past three years, as set forth below:

Executive	Historical Threshold Bonus	Historical Target Bonus	Historical Maximum Bonus
William S. Boyd	37.5%	75%	150%
Keith E. Smith	50%	100%	200%
Robert L. Boughner	37.5%	75%	150%
Paul J. Chakmak	37.5%	75%	150%
Josh Hirsberg	20%	40%	80%

Until 2009, our regular compensation practice had been to award cash bonuses primarily based upon performance objectives. Our Compensation Committee, together with input from our compensation consultants, previously concluded that the unprecedented economic adversity facing the gaming industry and the national economy had made traditional corporate performance-based measurements too unpredictable to be utilized as a viable incentive tool during this recessionary period. Beginning in 2009 and continuing in 2010, in lieu of its past practice of awarding a short-term bonus primarily based on achievement of specific, predetermined performance targets, the Compensation Committee approved a discretionary short-term bonus to the Named Executive Officers based on the Compensation Committee’s general assessment of both the Company’s and the executive’s individual performance. In exercising its discretion to award bonuses to each of the Named Executive Officers for 2010, the Compensation Committee recognized the exemplary efforts and significant managerial and operational undertakings that were necessary to guide the Company through the national recession and the resultant negative impacts on our business and our industry as a whole.

For 2010, the discretionary short-term bonus payment approved by the Compensation Committee equaled approximately sixty percent (60%) of each Named Executive Officer’s target bonus award amount. The amount of each Named Executive Officer’s bonus is set forth below in the “Bonus” column of the Summary Compensation Table.

With the slow trending national economic improvement and business stabilization that we are seeing in early 2011, the Compensation Committee also approved the return to our historical practice of utilizing objective performance based measures with respect to our short-term bonus program. For our Named Executive Officers, 2011 short term bonus payments, if any, will be based on the Company’s performance relative to the operating budget – measured by our EBITDA (earnings before interest, taxes, depreciation and amortization), as approved by our board of directors. Due to the lingering recessionary impacts on our business levels, the Compensation Committee adopted a more conservative short term target incentive award structure for 2011. The Compensation Committee linked the achievement of our 2011 operating budget with a payout level at approximately sixty-five percent (65%) of the historical target bonus award for each of our Named Executive Officers. The potential award payout levels are proportionately increased or decreased based on the actual achievement relative to that 2011 budgeted figure. A minimum award pay-out would be earned at a performance level of 90% of budget and a maximum pay-out would be earned at a performance level of at least 115% of budget. No short term bonus awards will be earned for a performance level of less than 90% of the approved operating budget. Specifically, the 2011 short-term bonus incentive parameters for our Named Executive Officers, stated as a percentage of their base salaries, are as set forth in the following table.

Executive	2011 Threshold Bonus	2011 Target Bonus	2011 Maximum Bonus
William S. Boyd	30%	49%	75%
Keith E. Smith	40%	65%	100%
Robert L. Boughner	30%	49%	75%
Paul J. Chakmak	30%	49%	75%
Josh Hirsberg	16%	26%	40%

The minimum, or threshold, bonus represents approximately forty percent (40%) of the historical target bonus award for each Named Executive Officer. The maximum bonus represents the Named Executive Officer earning their historical target bonus level.

Long-Term Compensation.    We believe that the long-term compensation component should serve as both an incentive for achieving longer term company performance goals and as a retention tool for our executives. Prior to 2008, we provided long-term compensation to our Named Executive Officers in the form of long-term cash bonuses granted under our 2000 MIP and equity incentive awards granted under our 2002 Stock Incentive Plan. Given the instability of the national economic picture and the significant impact on our industry, beginning in 2008, the Compensation Committee replaced its historical practice of granting long-term cash awards with an increase in the grant of equity awards, which we believe are more efficient and useful for retention purposes than cash awards, as discussed in further detail below.

Equity Compensation

We believe that a significant component of the compensation paid to our executives over the long-term should be derived from equity-based compensation. We also believe that stock price appreciation and stock ownership in the Company are valuable incentives to our executives and that the grant of equity awards to them serves to further align their interests with the interests of our stockholders as a whole and encourages them to manage the Company in its best long-term interests.

Our Compensation Committee determines the type of equity awards that are to be granted, which have consisted of grants of stock options and RSUs to our Named Executive Officers under our stock incentive plans. Although stock options generally remain the leading source of the equity compensation to our Named Executive Officers, over the past three years our Compensation Committee has increased the role that RSUs represent in our Named Executive Officers’ compensation packages. Based on the examination of a report from our former compensation consultant in 2008, which report analyzed our then current practices along with other long-term incentive compensation alternatives and methodologies, the Compensation Committee determined that it would be prudent to refocus an increased portion of the award allocation on retention considerations. As a part of this same analysis, the Compensation Committee found that RSUs can serve as an effective retention vehicle. As such, in 2008, the Compensation Committee began its current practice of granting awards of RSUs to our Named Executive Officers as a replacement for the former grant of long-term cash bonus awards.

All equity awards granted as long-term compensation to our Named Executive Officers in 2010 were granted pursuant to our 2002 Stock Incentive Plan.

Stock Options and RSUs

The Compensation Committee determines, on a discretionary basis, whether to grant equity awards, as well as the amount and the terms of such awards, based on the Named Executive Officer’s position within the Company. Prior to 2008, the Compensation Committee calculated a target value of the non-cash component of each Named Executive Officer’s long-term compensation. From that target value, the Compensation Committee had previously derived the specific number of shares of common stock to be awarded in stock options or awarded as a combination of stock options and RSUs based on the fair market valuation of the awards using an adjusted Black-Scholes analysis. However, given the continued economic decline nationally and particularly within our industry throughout the past three years, coupled with the resultant significant decline in our stock price from its pre-recessionary levels, the Compensation Committee again concluded in 2010, as it had in 2009 and 2008, that the use of the Black-Scholes / fair market value analysis would not arrive at a reasonable basis to calculate the size of equity award grants. This prior valuation approach, applied under these new circumstances, would have resulted in a marked increase in the number of shares subject to the individual awards when compared to pre-recessional periods. As a result and consistent with its approach in 2009, in 2010 the Compensation Committee awarded to our Named Executive Officers, other than Mr. Hirsberg, generally the same number of stock options and RSUs as was awarded to each Named Executive Officer for the prior year.

For Mr. Hirsberg, consistent with other non-Management Committee executive officers, the Compensation Committee changed the allocation between stock options and RSUs to greater emphasize the RSU component in recognition of the stronger retention features of RSUs, as discussed above, while leaving the overall grant value substantially the same as the participant’s prior year award. The resultant change translated into a shift from a 50%-50% valuation mix of stock options and RSUs to 25%-75% allocation of stock options and RSUs for the 2010 grant.

For 2010, our Management Committee executive officers had the majority of their long term incentive kept more at risk through stock options, with an equity award valuation allocation remaining at approximately a 75% - 25% split between stock options and RSUs.

The stock options granted in 2010 feature a three year vesting schedule, with one-third of each award vesting on each anniversary of the grant date. The RSUs granted in 2010, other than those granted under the Career Shares Program, feature three year cliff vesting, which is similar to the historical three-year performance period utilized under the long-term cash bonus award that they were designed to replace. We believe that these awards effectively pair a vesting term that promotes retention with a form of award that creates incentives to enhance company performance, thus creating further alignment with stockholder interests.

Our Compensation Committee grants equity awards pursuant to its policy of making such grants, if at all, on the fifth business day following our release of earnings for the third quarter of each year, except in the case of our non-employee directors, new hires or other special situations. In addition, our Compensation Committee adopted a policy in 2006 regarding our Career Shares Program, which is discussed below, that provides for the annual grant of RSUs under our 2002 Stock Incentive Plan on January 2 of each year or, if January 2 is not a business day, then the next business day. During 2010, the grants of equity compensation awards by the Compensation Committee were consistent with these policies.

Our Compensation Committee continues to review our long-term compensation policy, in connection with the assessment of our overall compensation program, to determine whether other modifications to the policy are warranted. However, the Compensation Committee will continue the practice of granting equity awards in lieu of a long-term cash bonus award to our Named Executive Officers in 2011.

Career Shares Program

Our Career Shares Program is a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement and reward long-service executives. Our Career Shares Program was adopted by the Compensation Committee on December 7, 2006, and recently amended on October 25, 2010. The Career Shares Program provides for the grant of RSUs (“Career RSUs”) under our 2002 Stock Incentive Plan to members of our senior management, including members of our Management Committee and each of our Named Executive Officers. Each Career RSU is analogous to one share of restricted common stock, except that Career RSUs do not have any voting rights and do not entitle the holder to receive dividends.

Under the Career Shares Program, a fixed percentage of each participant’s base salary is credited to his or her career shares account annually. Each January 2, or, if January 2 is not a business day, then the next business day, Career RSUs are awarded to members of our Management Committee in an amount that equals 15% of such individual’s base salary, and to certain other members of our senior management in an amount that equals 10% of their individual base salaries, in each case, subject to adjustment by the Compensation Committee. Career RSUs granted pursuant to our Career Shares Program are awarded for service provided for the immediately preceding calendar year. The basis for the value of the awards is the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. Consistent with this policy and the Career Shares Program, on January 3, 2011, Career RSUs were granted to all of our Named Executive Officers as well as the other members of the Management Committee.

Upon becoming eligible to receive a grant of Career RSUs, participants generally will have their initial award pro-rated based on the number of full months served in a career shares eligible position during the preceding year. For example, if someone becomes eligible on July 15 they would receive 5/12 of the product of their year end salary and their Career RSUs percentage on the next grant date, since they had served for five full months during the preceding year. If a participant becomes career shares eligible during the last quarter of the year, however, no Career RSUs will be awarded on the next grant date.

Payouts are made at retirement, at which time participants receive one share of our common stock for each vested Career RSU held in their respective career share accounts, less any applicable taxes. As noted above, the Compensation Committee reviewed and approved certain amendments to the Career Shares Program during 2010. In consultation with management, and following a review of our program by Exequity, the Compensation Committee examined the effectiveness of the current program and concluded that the following changes were warranted: (i) a reduction of the minimum retirement age of a participant from 60 to 55; and (ii) an update of the program’s vesting schedule from a range of 15 to 25 years of service to 10 to 20 years. The Compensation Committee found these amendments improved the retention aspects of the program as well as enhanced the program’s perception as a significant compensation element. Thus, to receive any payout under the Career Shares Program, as amended, participants must be at least 55 years old and must have been continually employed by the Company for a minimum of 10 years. Retirement after 10 years of service will entitle a participant to fifty percent (50%) of his or her career shares account. This increases to seventy-five percent (75%) after 15 years and one hundred percent (100%) following 20 years of employment. The Compensation Committee may credit participants with additional years of service in its discretion.

In the event of a participant’s death or permanent disability, or following a change in control, the participant will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of our common stock based on the participant’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable.

In addition, awards in a participant’s career share account can be applied towards satisfying our stock ownership guidelines discussed below.

Other bonus payments

In 2010, a special bonus in the amount of $250,000 was approved by the Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements, which were terminated by us in 2003. Mr. Boyd has received this special bonus payment in the same amount in each of the last seven (7) years. We expect that the Compensation Committee will continue to extend the $250,000 special bonus to Mr. Boyd in 2011.

State income tax gross-up payments.

Beginning in January 2009 and throughout 2010, Mr. Boughner served as the President and Chief Operating Officer of MDDC, which owns and operates the Borgata Hotel Casino and Spa and the Water Club in Atlantic City, New Jersey. Consistent with past years in which Mr. Boughner served as an executive officer of MDDC, the Company has agreed to provide Mr. Boughner with a state income tax gross-up payment to compensate him for his added state income tax liability resulting from his assignment. During 2010, this payment was in the amount of $149,382, relating to Mr. Boughner’s 2009 tax year. We anticipate making a similar payment to Mr. Boughner during 2011 for his New Jersey state income tax liability for his 2010 taxes, and we anticipate that this state income tax gross-up payment practice for Mr. Boughner will continue for the duration of his current assignment with MDDC.

Our Policy on Perquisites

We provide our Named Executive Officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to hire and retain qualified executives.

Certain senior executive officers, as designated by the Chief Executive Officer and pursuant to our internal policies, may use our corporate aircraft for personal travel on a limited basis. Such executive officers are imputed with income in an amount equivalent to the Standard Industry Fare Level rate, as defined in the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for such use and are required to advance to us an amount sufficient to cover certain out of pocket costs directly attributed to such use. These out of pocket costs include crew lodging expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs.

The aggregate incremental cost for use of our corporate aircraft during 2010 that is attributable to any Named Executive Officer, net of amounts advanced to us by the applicable executive as discussed above, is reflected in the Summary Compensation Table. We determine the aggregate incremental cost based on estimated fuel expenses and maintenance expenses per flight hour. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the corporate aircraft.

We also provide Mr. Boyd with use of a corporate car that is owned by the Company, and reflect the aggregate incremental cost attributable to such use during 2010 in the Summary Compensation Table. We determine the aggregate incremental cost for use of the corporate car by calculating the assumed annual lease value of the car, consistent with applicable Treasury regulations, multiplied by the percentage of use that is estimated to be attributable to Mr. Boyd’s personal use.

Our employee and non-employee directors, along with members of our Management Committee, are eligible to participate in the Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. We also provide our Named Executive Officers with more life insurance coverage than is generally made available to our other employees. Please see the Summary Compensation Table for the amount of medical premiums or related reimbursements paid on behalf of the Named Executive Officers during 2010 and for the amount of the applicable premiums paid for such additional life insurance coverage during 2010.

Our senior management members, including our Named Executive Officers, also participate in our other benefit plans and programs on the same terms as other employees. These plans include our 401(k) plan, medical, vision and dental insurance and paid time-off plan. In addition, our senior management members are eligible to participate in our deferred compensation plan on the same terms as other eligible management-level employees.

Stock Ownership Guidelines

As we noted above, we believe that ownership in the Company by our executive management team, including our Named Executive Officers, is an important individual incentivizing tool that fosters the management of the Company in its long term best interests for the benefit of all of our stockholders. Our Compensation Committee initially adopted stock ownership guidelines in 2006 for certain key executives, and in October 2010, the Compensation Committee undertook a periodic review of the guidelines and approved certain amendments to reflect the significant change in circumstances in the broader equities markets and the sharp volatility in our Company’s stock price over recent years. The Compensation Committee believes that the guidelines, as they may be updated and revised from time to time, will continue to further the alignment between our executive team and stockholders. Pursuant to the amended current stock ownership guidelines, certain key executive officers, including our Named Executive Officers, are required to pursue ownership of an amount of our common stock (which can include shares of common stock represented by vested and unvested RSUs, including Career RSUs) based on a multiple of the participant’s base salary, as set forth in the following table:

Executive Tier	Multiple of Base Salary
Executive Chairman of the Board of Directors	5
Chief Executive Officer	5
Chief Operating Officer	4
All Other Members of Management Committee	3
Certain Other Members of Senior Management	1-2

As a part of its 2010 review of the guidelines, the Compensation Committee with input from management and Exequity, considered several factors in connection with the original goals of the guidelines, including the overall volatility of the broader equities market, the considerations of other public companies in reexamining their stock ownership guidelines and the significant decline in our stock price during this recessionary period. As a result of this review, the Compensation Committee approved amendments to the guidelines that eliminated a mandated target achievement within a five (5) year period and, in its place, approved a mechanism to facilitate each participant’s ongoing progress towards achievement of the established stock ownership levels. For any participant who does not then met their established stock ownership level, the guidelines mandate that fifty percent (50%) of the net shares, after accounting for tax withholding and any option exercise payments, resulting from the sale of stock options or the vesting of RSUs must be retained by the executive until that individual has met his or her stock ownership level established by the guidelines.

Post-Termination Compensation

In 2006, our Compensation Committee adopted our Change-in-Control Severance Plan (the “CIC Plan”) to provide severance benefits for certain executive officers, including our Named Executive Officers, upon termination of employment in connection with a change in control. In addition, our CIC Plan provides for the acceleration of vesting of equity awards for our Named Executive Officers, and certain other executives, upon the occurrence of certain events. We believe that it is important to protect key executives who helped build our Company and who will be important in continuing the Company’s success through a change in control or similar event. Further, we believe that the interests of stockholders will be best served if the interests of our most senior management are aligned with them. Providing change in control benefits is designed to reduce the reluctance of senior management to pursue potential change of control transactions that may be in the overall best interests of our stockholders. We currently do not have individual written severance agreements with our executive officers, including our Named Executive Officers; however, we retain the discretion to negotiate individual arrangements as deemed appropriate.

2000 MIP.    Our 2000 MIP contains a continuous employment requirement. In addition, certain provisions of our 2000 MIP are triggered in the event of a change in control or if a “long service” employee retires. Generally, if a participant, other than a “long service” employee, terminates employment for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of any award under the 2000 MIP for any outstanding plan period (regardless of whether it is a short-term or long-term incentive award). If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination; provided, however, the Compensation Committee may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate. For 2010, the only outstanding plan period under the 2000 MIP was for the short-term, annual incentive awards for 2010. There were no long-term cash incentive awards or award periods outstanding under the 2000 MIP during 2010.

If a “long service” participant terminates employment with us for any reason (including death or disability) prior to the award payment date, he or she is entitled to (i) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (ii) the payment of an award for any other plan period (in which the participant is participating on the date of termination) reduced proportionally based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant that has reached age 55 and completed 15 or more years of service with us or any of our subsidiaries (including acquired entities).

If a participant is terminated without cause within 24 months after a corporate transaction or a change in control (as defined in the 2002 Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination). The Compensation Committee believes that this double-trigger feature provides appropriate incentives and job security for management while protecting stockholders value in the event of a change in control.

CIC Plan.    Our Named Executive Officers are eligible to participate in our CIC Plan, which provides severance benefits upon certain qualifying terminations. A “qualifying termination” includes involuntary termination without cause, voluntary termination due to a relocation in excess of 50 miles or certain reductions in compensation, among other events, within 24 months immediately following a change in control. Generally, a “change in control” is deemed to occur upon (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, or is controlled by, or is under common control with, the Company or by members of the Boyd family) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, or (ii) a majority of the board ceasing to be continuing directors at any time within a 36 month period due to contested elections.

CIC Plan benefits are determined based upon the relevant status of the participant as a Tier One Executive (our Chief Executive Officer and Executive Chairman of the Board of Directors), Tier Two Executive (members of our Management Committee, other than our Chief Executive Officer and Executive Chairman of the Board of Directors),

or Tier Three Executive (certain other members of senior management, other than Management Committee members). Following the execution of a general release in a form generally acceptable to the Company that releases the Company and its affiliates from any and all claims the participant may have against them, among other things, the Company shall pay to the participant a lump-sum cash payment of:

•	any unpaid amounts owed to the participant, such as any unpaid base salary, accrued vacation pay, or unreimbursed business expenses;

•	a multiple of three, two and one for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively, of the participant’s:

¡	annual salary in effect immediately prior to the occurrence of the change of control or, if greater, upon the occurrence of the qualifying termination; plus

¡

the participant’s then-current target short-term bonus opportunity in effect immediately prior to the change of control or, if greater, the average of the participant’s actual short-term bonus for the three fiscal years immediately prior to the change in control or, if greater, the participant’s target short-term bonus opportunity in effect upon the qualifying termination,

•	an amount equal to the greater of:

¡	the participant’s then-current target short-term bonus opportunity established for the plan year in which the qualifying termination occurs; or

¡	the participant’s target bonus opportunity in effect prior to the occurrence of the change in control,

in each case, adjusted on a pro rata basis based on the number of days the participant was actually employed during such plan year; and

•

the amount of monthly premiums that would have been paid by the Company on behalf of the participant under the Company’s health insurance plan, or COBRA (a period of 36 months, 24 months and 12 months for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively), plus an additional amount such that the participant effectively receives such premiums on a tax-free basis.

In addition, under the CIC Plan, any outstanding equity-based long-term incentive awards granted, including but not limited to stock options, stock appreciation rights, restricted stock, and restricted stock units, will become immediately vested in full upon a qualifying termination.

If the sum of the amounts to be received by the participant under the CIC Plan, plus all other payments or benefits that the participant has received or has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, that combined amount will be decreased by the smallest amount that will eliminate any such parachute payment. However, for Tier One Executives and Tier Two Executives only, if the decrease referred to in the preceding sentence is 10% or more of the combined amount, the combined amount will not be decreased, but rather will be increased by an amount sufficient to provide the participant, after taking into account all applicable federal, state and local taxes, a net amount equal to the excise tax imposed on the combined amount (as increased by any applicable tax gross-up) by Section 4999 of the Internal Revenue Code.

Deferred Compensation Plan.    Under the Boyd Gaming Corporation Deferred Compensation Plan effective as of January 1, 2005 (the “Deferred Compensation Plan”), in which our Named Executive Officers are eligible to participate, Named Executive Officers may defer up to 25% of base salary and up to 75% of incentive compensation paid. We may make discretionary contributions to a participant’s account; however, during 2010, we did not exercise such discretion. Upon a change in control (as defined in the Deferred Compensation Plan), the benefits under the Deferred Compensation Plan are immediately payable in a lump sum, subject to certain conditions and limitations set forth in Internal Revenue Code section 409A and its related Treasury regulations. In addition, upon termination of employment prior to the age of 55 or death, benefits under the Deferred Compensation Plan are payable in a lump sum. Otherwise, upon termination of employment (including upon retirement), the participant may elect to have benefits paid in a lump sum or in periodic payments over a period of 5, 10 or 15 years; however, with respect to “specified employees” as defined in Internal Revenue Code section 409A, any payment that is triggered by termination of employment must be delayed for at least six months following the date of termination. Prior to the Deferred Compensation Plan, we maintained a separate, prior deferred compensation plan, but that plan has been closed to new contributions from participants since the effective date of the current plan.

Equity Incentive Plans.    The equity incentive plans in which our Named Executive Officers participate include our 1996 Stock Incentive Plan and our 2002 Stock Incentive Plan. Only one of our Named Executive Officers has options outstanding under our 1996 Stock Incentive Plan, which options are fully vested. Generally, except as our Compensation Committee may otherwise determine or in connection with a “long service” employee as discussed below, equity awards granted under each of our equity incentive plans provide that, in the event of termination, the grantee may exercise the portion of the option award that was vested at the date of termination for a period of three months following termination; provided that if the termination is due to disability or death, the exercise period is twelve months.

Pursuant to the terms of our 2002 Stock Incentive Plan, our Compensation Committee has the authority, in connection with an actual or anticipated change in control or corporate transaction, to provide for the full or partial accelerated vesting and exercisability of outstanding unvested awards.

Under our 2002 Stock Incentive Plan, a “change of control” means a change in ownership or control of the Company effected through:

•

the direct or indirect acquisition of more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer which the majority of the board of directors do not recommend; or

•

a change in the composition of the board of directors over a period of up to 36 months such that a majority of the board members ceases, by reason of one or more contested elections, to be comprised of continuing directors.

Pursuant to the terms of our 2002 Stock Incentive Plan, a “corporate transaction” means any of the following transactions:

•	a merger or consolidation in which the Company is not the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	the complete liquidation or dissolution of the Company;

•

any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

•

an acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, but excluding an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by members of the Boyd family or any transaction that the Compensation Committee deems is not a corporate transaction.

Pursuant to the form of our restricted stock unit agreement (“RSU Agreement”) for the 2002 Stock Incentive Plan, vesting ceases upon termination of employment for any reason, including death or disability, and unvested units held by the grantee following such termination will be deemed reconveyed to us. Also under our RSU Agreement, in the event of a change in control (defined as the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company), any outstanding award will automatically become fully vested.

In 2006, the Compensation Committee adopted the provisions in the table below to provide certain “long service” employees with automatic vesting acceleration and an extended period of time to exercise stock options upon termination (other than for cause). Of our Named Executive Officers, William S. Boyd and Robert L. Boughner currently qualify as “long service” employees. These enhanced stock option provisions do not apply to stock options that were outstanding prior to the Compensation Committee’s adoption of the proposal or to stock options that are granted within six months of such employee’s termination.

Age of Employee and Length of Service at time of Termination	Acceleration of Vesting for Unvested Stock Options	Extended Exercise Period
55 years of age and 15-19 years of service	Options otherwise scheduled to vest within the 12 months following the date of termination shall fully accelerate	Up to 12 months following termination

55 years of age and 20-24 years of service	Options otherwise scheduled to vest within the 24 months following the date of termination shall fully accelerate	Up to 24 months following termination

55 years of age and 25 or more years of service	All unvested stock options shall fully accelerate	Up to 36 months following termination

Other Benefits.    From time to time, in recognition of the contribution of services provided to us, we may in our discretion offer additional compensation and benefits to our executive officers in connection with their retirement from the Company. During 2010, no such discretion was exercised with respect to our senior executive officers.

Succession Planning

Pursuant to the Company’s Corporate Governance Guidelines, all of the independent members of our board of directors are involved in the succession planning of the Company. Our independent directors participate annually in a review of the Company’s current succession plan. Additionally, the Company has engaged in the past, and continues to engage, the nationally recognized consulting firm Lee Hecht Harrison to assist and advise during this annual review as well as on other matters related to succession planning.

Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer or any of the other three most highly compensated executive officers. The Company has structured certain performance-based portions of its executive officers’ compensation in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m); however, we can provide no assurances that such compensation arrangements would ultimately satisfy such requirements if they were examined by the Internal Revenue Service. The Internal Revenue Service has announced a position with respect to certain severance provisions under plans intended to qualify as performance-based compensation and has generally denied the qualification of such arrangements pursuant to Section 162(m) for performance periods commencing in 2009 or thereafter.

The Compensation Committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

The performance factors for compensation intended to qualify as performance-based compensation pursuant to Section 162(m) must be approved by stockholders every five years. This year we are seeking stockholder approval for the performance factors in our 2000 Executive Management Incentive Plan, as set forth below under the caption “Proposal 3 – Reapproval of the 2000 Executive Management Incentive Plan.”

Summary Compensation Table (2010)

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, by:

•	our Chief Executive Officer;

•	our Chief Financial Officer; and

•	each of our other three most highly compensated executive officers, employed by us as of the end of fiscal 2010,

whom we refer to collectively as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)		Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
William S. Boyd	2010	1,000,000	700,000	(6)	354,665	683,923	—	128,091	2,866,679
Executive Chairman of the Board of Directors	2009	1,000,000	775,000	(6)	335,277	609,901	—	117,193	2,837,371
	2008	1,000,000	250,000	(6)	386,973	408,079	—	123,321	2,168,373

Keith E. Smith	2010	1,100,000	660,000		550,216	1,080,563	—	16,516	3,407,295
President and Chief Executive Officer	2009	1,100,000	770,000		513,727	963,612	—	15,112	3,362,451
	2008	1,100,000	—		1,186,748	541,591	—	46,234	2,874,573

Robert L. Boughner(5)	2010	1,100,000	495,000		421,121	634,512	—	159,731	2,810,364
Executive Vice President and Chief Business Development Officer	2009	1,100,000	577,500		396,861	565,838	—	9,637	2,649,836
	2008	1,100,000	—		960,175	378,597	—	14,519	2,453,291

Paul J. Chakmak	2010	675,000	304,000		390,162	648,305	—	16,238	2,033,705
Executive Vice President and Chief Operating Officer	2009	675,000	354,500		362,797	578,138	—	15,112	1,985,547
	2008	675,000	—		631,177	309,457	—	18,244	1,633,878

Josh Hirsberg	2010	435,000	104,500		149,584	46,724	—	441	736,249
Senior Vice President, Treasurer and Chief Financial Officer	2009	435,000	122,000		107,524	83,334	—	441	748,299
	2008	435,000	—		55,968	300,086	—	1,411	792,465

(1)	Includes amounts deferred, to the extent of such individual’s participation, pursuant to our 401(k) Profit Sharing Plan and Trust and our Deferred Compensation Plan.
(2)	For the year ended December 31, 2010, the Compensation Committee approved the payment of a discretionary short-term bonus under the 2000 MIP. For a discussion regarding the 2010 discretionary bonus payments, see “—Compensation Discussion and Analysis—Primary Components of our Compensation Program—Short-Term Bonus.”
(3)	These amounts reflect the grant date fair value as determined in accordance with FASB ASC Topic 718 for the fiscal years ended December 31, 2008, 2009 and 2010, respectively, of awards to each of the Named Executive Officers granted in such years pursuant to our 2002 Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements under the caption “Stockholders’ Equity and Stock Incentive Plans,” for the fiscal years ended December 31, 2008, 2009 and 2010, included in our Annual Reports on Form 10-K filed with the SEC on March 2, 2009, March 5, 2010 and March 15, 2011, respectively. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	The amount shown as “all other compensation” includes the following perquisites and personal benefits:

Name	401(k) Contributions(A)	Life Insurance Premiums	Medical Reimbursements(B)	Use of Corporate Aircraft and Corporate Car(C)	Other Benefits(D)
William S. Boyd	$3,675	$580	$20,489	$103,347	—
Keith E. Smith	3,675	580	12,261	—	—
Robert L. Boughner	3,675	580	6,094	—	$149,382
Paul J. Chakmak	3,675	580	11,983	—	—
Josh Hirsberg	—	441	—	—	—

(A)	Represents amounts contributed by the Company pursuant to the 401(k) Profit Sharing Plan and Trust.
(B)	Represents our Medical Expense Reimbursement Plan, which includes plan premiums, company sponsored health care plan premiums and amounts received as reimbursements under this plan.
(C)	Represents the aggregate incremental cost to the Company for use of our corporate aircraft and, solely as it relates to Mr. Boyd, use of a corporate car. Of the total amounts reported for Mr. Boyd for 2010, $4,049 is attributable to the use of a corporate car.
(D)	During 2010, the Company reimbursed Mr. Boughner a state income tax gross up payment for his 2009 New Jersey income tax liability.

Other than as disclosed, the aggregate incremental cost to the Company of providing perquisites did not exceed, as to any Named Executive Officer, the threshold requiring disclosure and is omitted from the table. For a discussion regarding perquisites, including the calculation of aggregate incremental cost, see “—Compensation Discussion and Analysis—Our Policy on Perquisites.”

(5)	In December 2009, Mr. Boughner was named our Executive Vice President and Chief Business Development Officer. He also serves as (i) President and Chief Executive Officer of Echelon Resorts Corporation, a wholly owned subsidiary of the Company, (ii) President and Chief Operating Officer of Marina District Development Company, LLC (“MDDC”), the Company’s New Jersey joint venture, and (iii) Executive Vice President and Chief Operating Officer of Marina District Finance Company, Inc. (“MDFC”), a wholly-owned subsidiary of MDDC. The full amount of Mr. Boughner’s compensation reflected for 2010 was paid by the Company, with approximately sixty percent (60%) of such amounts being reimbursed by MDDC. For more information regarding MDDC and MDFC, see “—Transactions with Related Persons.”
(6)	Includes a special bonus in the amount of $250,000 that was approved by our Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that we terminated in December 2003.

Grants of Plan-Based Awards Table (2010)

The following table sets forth information regarding each grant of an award made under our incentive plans to our Named Executive Officers during the fiscal year ended December 31, 2010.

Name	Award Type	Grant Date	Date of Compensation Committee Action		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Equity Awards ($)(5)
					Threshold ($)	Target ($)	Maximum ($)
William S. Boyd	Stock Options(1)	11/01/2010	—		—	—	—	—	146,375	8.34	683,923
	Career RSUs(2)	01/04/2010	12/07/06	(6)	—	—	—	17,442	—	—	150,001
	RSU(3)	11/01/2010	—		—	—	—	24,540	—	—	204,664

Keith E. Smith	Stock Options(1)	11/01/2010	—		—	—	—	—	231,265	8.34	1,080,563
	Career RSUs(2)	01/04/2010	12/07/06	(6)	—	—	—	19,186	—	—	165,000
	RSU(3)	11/01/2010	—		—	—	—	46,189	—	—	385,216

Robert L. Boughner	Stock Options(1)	11/01/2010	—		—	—	—	—	135,800	8.34	634,512
	Career RSUs(2)	01/04/2010	12/07/06	(6)	—	—	—	19,186	—	—	165,000
	RSU(3)	11/01/2010	—		—	—	—	30,710	—	—	256,121

Paul J. Chakmak	Stock Options(1)	11/01/2010	—		—	—	—	—	138,752	8.34	648,305
	Career RSUs(2)	01/04/2010	12/07/06	(6)	—	—	—	11,773	—	—	101,248
	RSU(3)	11/01/2010	—		—	—	—	34,642	—	—	288,914

Josh Hirsberg	Stock Options(1)	11/01/2010	—		—	—	—	—	10,000	8.34	46,724
	Career RSUs(2)	01/04/2010	12/07/06	(6)	—	—	—	5,058	—	—	43,499
	RSU(3)	11/01/2010	—		—	—	—	12,720	—	—	106,085

(1)	Represents stock options granted under our 2002 Stock Incentive Plan. The stock options granted to the Named Executive Officers in 2010 have a 10-year term and vest as to 33 1/3% of the shares of our common stock underlying the option grant per year on the first day of each successive 12-month period, commencing one year from the date of grant. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”
(2)	Represents Career RSUs granted to the Named Executive Officers for no consideration pursuant to the Company’s Career Shares Program under its 2002 Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of Company common stock. The vested Career RSUs will be paid out in shares of Company common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. To receive any payout under the Career Shares Program, grantees must be at least 55 years old and must have been continually employed by the Company for a minimum of 10 years. Retirement after 10 years of service will entitle a grantee to fifty percent (50%) of his or her Career RSUs. This increases to seventy-five percent (75%) after 15 years and one hundred percent (100%) following 20 years of employment. In the event of a grantee’s death or permanent disability, or following a change in control of the Company, the grantee will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of Company common stock based on the grantee’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable. See “—Compensation Discussion and Analysis—Career Shares Program.”
(3)	Represents Restricted Stock Units granted under our 2002 Stock Incentive Plan. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock. The Restricted Stock Units granted to the Named Executive Officers in 2010 vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(4)	The exercise price of option awards is based on the fair market value of our common stock on the date of grant, calculated as the closing sales price for our common stock on the date of determination.
(5)	Represents the aggregate FASB ASC Topic 718 value of awards made in 2010.
(6)	On December 7, 2006, our Compensation Committee adopted a policy of providing for the automatic grant of Career RSUs on January 2 of each calendar year (or, if January 2 is not a business day, then the next business day) based on the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. For more information see “—Compensation Discussion and Analysis—Career Shares Program.”

Outstanding Equity Awards at Fiscal Year-End Table (2010)

The following table sets forth information regarding unexercised stock options and unvested Restricted Stock Units for each of our Named Executive Officers outstanding as of December 31, 2010.

	Option Awards				Stock Awards(5)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)
William S. Boyd	425,000	—	36.76	12/08/2014	24,540	(8)	260,124
	305,000	—	39.96	10/19/2015	24,540	(9)	260,124
	305,000	—	39.00	11/02/2016	24,540	(10)	260,124
	195,000	—	38.11	12/06/2017
	97,584	48,791(1)	6.60	11/04/2018
	48,792	97,583(2)	7.55	11/03/2019
	—	146,375(3)	8.34	11/01/2020

Keith E. Smith	68,333	—	17.21	09/05/2012	58,237	(6)	617,312
	43,333	—	14.23	05/15/2013	46,189	(7)	489,603
	150,000	—	36.76	12/08/2014	40,415	(8)	428,399
	115,000	—	39.96	10/19/2015	46,189	(9)	489,603
	115,000	—	39.00	11/02/2016	46,189	(10)	489,603
	185,000	—	38.11	12/06/2017
	129,510	64,755(1)	6.60	11/04/2018
	77,089	154,176(2)	7.55	11/03/2019
	—	231,265(3)	8.34	11/01/2020

Robert L. Boughner	150,000	—	36.76	12/08/2014	34,642	(7)	367,205
	115,000	—	39.96	10/19/2015	30,710	(8)	325,526
	115,000	—	39.00	11/02/2016	30,710	(9)	325,526
	130,000	—	39.78	11/07/2017	30,710	(10)	325,526
	90,534	45,266(1)	6.60	11/04/2018
	45,267	90,534(2)	7.55	11/03/2019
	—	135,800(3)	8.34	11/01/2020

Paul J. Chakmak.	40,000	—	16.37	02/02/2014	35,938	(6)	380,943
	40,000	—	36.76	12/08/2014	23,095	(7)	244,807
	35,000	—	39.96	10/19/2015	23,095	(8)	244,807
	75,000	—	39.00	11/02/2016	34,642	(9)	367,205
	111,000	—	38.11	12/06/2017	34,642	(10)	367,205
	74,000	37,000(1)	6.60	11/04/2018
	46,251	92,501(2)	7.55	11/03/2019
	—	138,752(3)	8.34	11/01/2020

Josh Hirsberg	16,667	8,333(4)	33.31	01/02/2018	13,758	(6)	145,835
	13,334	6,666(1)	6.60	11/04/2018	8,480	(8)	89,888
	6,667	13,333(2)	7.55	11/03/2019	8,480	(9)	89,888
	—	10,000(3)	8.34	11/01/2020	12,720	(10)	134,832

(1)

These stock options were granted on November 4, 2008 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 4, 2009. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(2)

These stock options were granted on November 3, 2009 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 3, 2010. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(3)

These stock options were granted on November 1, 2010 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 1, 2011. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(4)

These stock options were granted on January 2, 2008 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on January 2, 2009. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(5)	Pursuant to applicable SEC rules, represents the closing market price of our common stock on December 31, 2010 ($10.60), multiplied by the aggregate number of Career RSUs and /or Restricted Stock Units held by the applicable Named Executive Officer on such date.

(6)	Represents unvested Career RSUs granted to the Named Executive Officers for no consideration pursuant to our Career Shares Program under its 2002 Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid out in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. The only Named Executive Officers whose Career RSUs were fully vested as of December 31, 2010 were Mr. Boyd and Mr. Boughner. The actual market value of our common stock, if any, ultimately received upon the grantee’s termination of service in connection with such Career RSUs can only be determined upon the occurrence of such termination. See “—Compensation Discussion and Analysis—Career Shares Program.”
(7)	Represents awards of Restricted Stock Units granted for no consideration pursuant to our 2000 MIP and 2002 Stock Incentive Plan in April 2008. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock upon vesting. The Restricted Stock Units will vest in full upon the sooner to occur of (i) April 16, 2013 or (ii) a date after October 16, 2009 upon which the closing price of our common stock is $25.98 (which represents 150% of the closing price of our common stock on April 15, 2008) or greater for twenty (20) consecutive trading days beginning on or after October 16, 2009. The Restricted Stock Units are subject to the forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan.
(8)	Represents Restricted Stock Units granted under our 2002 Stock Incentive Plan on November 4, 2008. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The Restricted Stock Units granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(9)	Represents Restricted Stock Units granted under our 2002 Stock Incentive Plan on November 3, 2009. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The Restricted Stock Units granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(10)	Represents Restricted Stock Units granted under our 2002 Stock Incentive Plan on November 1, 2010. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The Restricted Stock Units granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”

Option Exercises and Stock Vested Table (2010)

The following table sets forth information regarding the exercise of stock options and the vesting of Restricted Stock Units for each of our Named Executive Officers during the fiscal year ended December 31, 2010.

	OPTION AWARDS(1)		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William S. Boyd	—	—	17,442	150,001	(3)
Keith E. Smith	—	—	—	—
Robert L. Boughner	—	—	60,178	504,292	(4)
Paul J. Chakmak	—	—	—	—
Josh Hirsberg	—	—	—	—

(1)	During 2010, none of our Named Executive Officers exercised any stock options.
(2)	Consistent with applicable SEC rules, represents the number of Career RSUs that vested during 2010 for the applicable Named Executive Officer, multiplied by the market price of the underlying shares of our common stock on the vesting date. The Career RSUs were granted to the Named Executive Officers on January 4, 2010 for no consideration pursuant to our Career Shares Program under its 2002 Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid out in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement.
(3)	Since Mr. Boyd was at least 60 years old and had been employed by us for at least 25 years as of the January 4, 2010 grant date, he was immediately 100% vested in the Career RSUs granted to him. As a result, the value realized becomes the closing market price on January 4, 2010, the grant date, multiplied by the number of units. However, consistent with the terms of the Career Shares Program as described above, Mr. Boyd’s Career RSUs will not convert into our common stock until the termination of his service with us. The value Mr. Boyd receives, if any, upon such conversion can only be determined at the time of his termination. As discussed below, Mr. Boughner was the only other Named Executive Officer vested in Career RSUs during 2010.
(4)	On October 25, 2010, the Compensation Committee approved certain amendments to the Career Shares Program that reduced the minimum age of eligibility from age 60 to 55; and accelerated the award vesting levels of service to now provide for full vesting upon 20 years of service with the Company rather than at 25 years of service. See “—Compensation Discussion and Analysis—Career Shares Program”. With the approval of the Career Share Program amendments, Mr. Boughner became immediately fully vested in all of the Career RSUs previously granted to him under the Career Shares Program, as he was at least 55 years old and had been employed by us for at least 20 years. As a result, the value realized is the closing market price on October 25, 2010, the effective date of the Compensation Committee approval of the Career Shares Program amendments, multiplied by the number of Career RSUs held by Mr. Boughner on that date. However, consistent with the terms of the Career Shares Program as described above, Mr. Boughner’s Career RSUs will not convert into our common stock until the termination of his service with us. The value Mr. Boughner receives, if any, upon such conversion can only be determined at the time of his termination.

Non-Qualified Deferred Compensation Table (2010)

Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified. Under our Deferred Compensation Plan, our Named Executive Officers may defer up to 25% of their base salary and up to 75% of their incentive compensation. We may make discretionary matching or additions to a participant’s account; however, during 2010, we did not exercise such discretion. For an explanation on a participant’s potential distributions, see “—Compensation Discussion and Analysis—Deferred Compensation Plan.” Our Deferred Compensation Plan is a self-directed investment program containing investment features and funds that are substantially similar to the Company’s 401(k) program. The following table sets forth amounts deferred under our Deferred Compensation Plan, including our predecessor plan, for the year ended December 31, 2010:

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
William S. Boyd	—	—	—
Keith E. Smith	38,500	29,096	237,454
Robert L. Boughner	—	24,374	586,206
Paul J. Chakmak	—	28,293	142,148
Josh Hirsberg	—	—	—

(1)	Includes amounts disclosed in the Summary Compensation Table under the heading “Bonus” for 2009.

Potential Payments upon Termination or Change-in-Control (2010)

Under the terms of our 2000 MIP, CIC Plan and our equity incentive plans, payments may be made to our Named Executive Officers upon their termination of employment or a change in control of the Company. See “—Compensation Discussion and Analysis—Post-Termination Compensation” for an explanation of the specific circumstances that would trigger payments under each plan. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into any severance agreements with our Named Executive Officers.

The following table sets forth the estimated payments that would be made to each of our Named Executive Officers upon voluntary termination, involuntary termination—not for cause,—for cause, and—as a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 31, 2010 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $10.60 per share (the closing market price of our common stock on December 31, 2010);

•

For purposes of the short-term/annual awards under the 2000 MIP, (i) the Named Executive Officers have earned their target awards and the plan administrator does not elect to eliminate or reduce the awards pursuant to authority to do so granted under the plan, and (ii) except as otherwise stated herein each Named Executive Officer has earned and is paid their target bonus, as applicable, under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•

The vesting of all unvested stock options, Restricted Stock Units and Career RSUs held by the executives is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the particular plan (if not otherwise accelerated pursuant to the terms of the CIC Plan); and

•

The portion of in-the-money stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of Restricted Stock Units and Career RSUs) are immediately resold at the assumed price per share of our common stock on the date of termination.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination ($)	Involuntary Termination			Death or Permanent Disability ($)
		Not For Cause ($)	For Cause ($)	Change in Control ($)
William S. Boyd
CIC Plan	—	—	—	6,420,635	—
Short-term/Annual Bonus (2000 MIP)	750,000	750,000	750,000	750,000(1)	750,000
Unvested and Accelerated Awards Under Equity Incentive Plans	492,792	492,792	—	1,603,972	492,792
Total	1,242,792	1,242,792	750,000	8,774,607	1,242,792

Keith E. Smith
CIC Plan	—	—	—	11,416,323	—
Short-term/Annual Bonus (2000 MIP)	—	—	—	1,100,000(2)	1,100,000
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	3,766,437	617,312
Total	—	—	—	16,282,760	1,717,312

Robert L. Boughner
CIC Plan	—	—	—	5,203,988	—
Short-term/Annual Bonus (2000 MIP)	825,000	825,000	825,000	825,000(1)	825,000
Unvested and Accelerated Awards Under Equity Incentive Plans	457,193	457,193	—	2,107,884	457,193
Total	1,282,193	1,282,193	825,000	8,136,872	1,282,193

Paul J. Chakmak
CIC Plan	—	—	—	4,417,965	—
Short-term/Annual Bonus (2000 MIP)	—	—	—	506,250(2)	506,250
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	2,348,675	—
Total	—	—	—	7,272,890	506,250

Josh Hirsberg
CIC Plan	—	—	—	844,980	—
Short-term/Annual Bonus (2000 MIP)	—	—	—	174,000(2)	174,000
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	550,372	—
Total	—	—	—	1,569,353	174,000

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination with or without cause.
(2)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.

Director Compensation Table (2010)

The following table sets forth the compensation earned for services performed for us as a director by each member of our board of directors, other than any directors who are also our employees, during the fiscal year ended December 31, 2010.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Frederick J. Schwab	97,500	83,513	—	9,453	190,466
Peter M. Thomas	91,625	83,513	—	9,453	184,591
Veronica J. Wilson	78,500	83,513	—	—	162,013
Thomas V. Girardi	79,500	83,513	—	—	163,013
Christine J. Spadafor	75,000	83,513	—	4,726	163,239
Billy G. McCoy	85,375	83,513	—	9,453	178,341

(1)	Marianne Boyd Johnson and William R. Boyd each serves as a member of our board of directors and both are also executive officers of the Company. Neither Ms. Johnson nor Mr. Boyd receives any compensation (including board or committee fees, stock options or otherwise) for serving as a member of our board of directors, but they are compensated for serving as an executive officer. For more information, see “Transactions with Related Persons.”
(2)	Represents the amount of cash compensation earned in 2010 for service on our board of directors and committees of our board of directors, as applicable. For the year ended December 31, 2010, each of our non-employee directors, received an annual retainer of $55,000 for service on our board of directors, meeting fees of $1,500 per board meeting attended (including related expenses for services as a director) and, other than for the Audit Committee, committee attendance fees of $1,500 per committee meeting attended ($500 for board and committee meetings held telephonically). Committee attendance fees for Audit Committee meetings were $2,000 per meeting ($500 if the meeting is held telephonically). The Chairman of the Audit Committee received an additional annual fee of $15,000 for his added responsibilities. The Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee received an additional annual fee of $7,500, for their added responsibilities. In addition, our Presiding Director received an additional annual fee in the amount of $15,000 for serving in such position.
(3)	These amounts reflect the grant date fair value, as determined in accordance with FASB ASC Topic 718, of awards pursuant to our 2002 Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 13, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on March 15, 2011. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	On June 30, 2010, we awarded each non-employee director Restricted Stock Units in the amount of 9,352 shares, each fully vested upon grant and to be paid in shares of our common stock upon cessation of service on the board of directors. The restricted stock units do not contain voting rights and are not entitled to dividends. As of December 31, 2010, each of our current non-employee directors had outstanding 31,997 shares of our common stock subject to Restricted Stock Units, other than Ms. Spadafor who had 20,716.
(5)	As of December 31, 2010, certain of our current directors had stock options outstanding to purchase shares of our common stock in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Name	Aggregate Number of Shares Underlying Stock Options (#)
Frederick J. Schwab	7,000
Peter M. Thomas	3,500
Veronica J. Wilson	6,000
Thomas V. Girardi	5,000
Billy G. McCoy	5,000

Prior to fiscal year 2009, each non-employee director has received an option to purchase 5,000 shares of our common stock upon first joining the board of directors and, prior to fiscal year 2007, received an additional option to purchase 1,000 shares of our common stock on the date of each succeeding annual meeting of stockholders so long as the director served on the board of directors for the preceding twelve months. The stock options granted to our non-employee directors were granted at fair market value on the date of grant and vest at the rate of 25% per year on the first day of each successive 12 month period for a four year period, commencing one year from the date of grant. As of December 31, 2010, all of these prior grants of stock options had fully vested.

(6)	Each of our non-employee directors is eligible to participate in our Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. The amounts in this column represent amounts paid in the form of plan premiums or received as reimbursement under this plan for the fiscal year ended December 31, 2010.

Director Emeritus

Mr. Perry Whitt, a former member of our board of directors, has been elected by the board of directors to serve as our director emeritus. As a director emeritus, Mr. Whitt is invited to attend board of director meetings but does not have any voting rights. During 2010, Mr. Whitt received compensation from us for serving as our director emeritus in the amount of $35,000. He also participated in our Medical Expense Reimbursement Plan, which included plan premiums and other reimbursements in the amount of approximately $15,880.

BOARD COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation and Stock Option Committee Report and the Report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings, except to the extent that the Company specifically incorporates such report by reference, and such incorporated report shall not otherwise be deemed filed.

Compensation and Stock Option Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Thomas V. Girardi, Chairman
Billy G. McCoy
Christine J. Spadafor
Members, Compensation and Stock Option Committee

Report of the Audit Committee

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2010.

We have discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

During the course of 2010, the Audit Committee continued to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in 2011. The Audit Committee was kept apprised of the progress of the 2010 evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee reviewed periodic updates provided by management, members of the Company’s internal audit group, and Deloitte. At the conclusion of the process, management, as well as members of the Company’s internal audit group, provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.

We have also considered whether the provision of services by Deloitte, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Deloitte.

Frederick J. Schwab, Chairman
Christine J. Spadafor Peter M. Thomas
Veronica J. Wilson
Members, Audit Committee

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1—Election of Directors

General

Our board of directors currently has eleven members. Each of our directors is standing for re-election, to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Following the recommendation of our Corporate Governance and Nominating Committee, the board of directors has nominated the persons listed below to serve as directors for a one-year term beginning at the Annual Meeting.

Vacancies on our board of directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the board of directors, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of the board of directors become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our board of directors may determine.

In voting for a director, each stockholder is entitled to cast one vote for each outstanding share of our common stock that they hold. Stockholders are not entitled to cumulate their votes for members of the board of directors. The eleven nominees who receive the greatest number of “FOR” votes will be elected to the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”

THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees

The names of the director nominees, their ages as of the record date and certain other information about them are set forth below:

				Board Committee Membership
Name	Age	Position	Director Since	Audit Committee	Corporate Governance and Nominating Committee	Compensation and Stock Option Committee
Robert L. Boughner	58	Executive Vice President, Chief Business Development Officer and Director	1996
William R. Boyd	51	Vice President and Director	1992
William S. Boyd	79	Executive Chairman of the Board of Directors	1988
Thomas V. Girardi	71	Director	2005		✓	Chair
Marianne Boyd Johnson	52	Vice Chairman of the Board of Directors and Executive Vice President	1990
Billy G. McCoy	70	Director	1997		✓	✓
Frederick J. Schwab	72	Director	2002	Chair	✓
Keith E. Smith	50	President, Chief Executive Officer and Director	2005
Christine J. Spadafor	55	Director	2009	✓		✓
Peter M. Thomas	61	Director	2004	✓	Chair
Veronica J. Wilson	59	Director	2003	✓

Robert L. Boughner has served as a director of the Company since April 1996 and has more than 25 years of senior management experience with the Company. In December 2009, Mr. Boughner was named Executive Vice President and Chief Business Development Officer for the Company. Additionally, since January 2009, Mr. Boughner has served as the President and Chief Operating Officer of Marina District Development Company, LLC (“MDDC”), the limited liability company formed as part of a 50-50 joint venture with MGM Resorts International. MDDC owns and operates the Borgata Hotel Casino and Spa and the Water Club in Atlantic City, New Jersey. He also continues to serve as President and Chief Executive Officer of Echelon Resorts Corporation, a wholly owned subsidiary of the Company, which positions he has held since July 2005. Prior to his involvement with Echelon, Mr. Boughner had held the position of Chief Executive Officer of MDDC from January 1999 through June 2006. Prior to his initial service with MDDC, Mr. Boughner had served as Chief Operating Officer and Senior Executive Vice President of the Company, from April 1990 and May 1998, respectively, through October 2001. He is active in civic and industry affairs and currently serves on the board of directors of Bank of Nevada and Southwest Gas Corporation.

William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. From June 1987 until December 1990, he was Director of Operations at the Fremont Hotel and Casino. From 1978 until 1987, he held various administrative and operations positions at the California Hotel and Casino and Sam’s Town Hotel and Gambling Hall. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada and is Chairman of Borgata’s charitable Heart and Soul Foundation. He also serves as chairman of the Company’s corporate compliance committee and is a member of the Company’s diversity council. Mr. Boyd is the son of William S. Boyd and the brother of Marianne Boyd Johnson, who are both directors and officers of the Company.

William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors since August 1988. Mr. Boyd has served as the Executive Chairman of the Board of Directors of the Company since January 2008, and he previously held the position of Chief Executive Officer of the Company from August 1988 through December 2007. A co-founder of California Hotel and Casino, Mr. Boyd has been a director of that company since its inception in 1973, and he has held several offices with that company, including having served as its President. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas for

15 years. Between 1970 and 1974, he also was Secretary, Treasurer and a member of the board of directors of the Union Plaza Hotel and Casino. Mr. Boyd has served as Vice Chairman of the board of directors of the American Gaming Association and for the past ten years, has been on the board of directors and the President of the National Center for Responsible Gaming. Mr. Boyd is also a member of the board of directors of Western Alliance Bancorporation. Mr. Boyd is the father of Marianne Boyd Johnson and William R. Boyd, who are both directors and officers of the Company.

Thomas V. Girardi has served as a director since February 2005. Mr. Girardi served as a director of Coast Casinos, Inc. (“Coast Casinos”) from August 2002 through the closing of the Boyd/Coast merger transaction on July 1, 2004. He is currently a partner in the Los Angeles law firm of Girardi and Keese and has been practicing law since 1965, specializing in product liability law, toxic torts and bad faith insurance cases. Mr. Girardi also is a member of the board of directors of Spectrum Laboratories, Inc. and Supergen, Inc.

Marianne Boyd Johnson has served as Vice Chairman of the Board of Directors since February 2001 and has been a director since September 1990. Ms. Johnson has served as Executive Vice President of the Company since January 2008. She also serves as chief diversity officer of the Company. Ms. Johnson previously held the position of Senior Vice President of the Company from December 2001 through December 2007; and prior to being elected Senior Vice President, she had served as Vice President of the Company since September 1997. From 1976 until September 1990, she held a variety of operations positions with the Company. Ms. Johnson has also served on the board of directors of Western Alliance Bancorporation since 2002. Ms. Johnson is the daughter of William S. Boyd and the sister of William R. Boyd, who are both directors and officers of the Company.

Billy G. McCoy, Major General USAF (Ret), has been a director of the Company since March 1997. From 1993 to 1996, General McCoy served as Director of Development for the Company. He served on the board of Luscombe Aircraft Corporation from 1997 until July 2007, serving as its Chairman of the Board from 2000 until January 2007. He served as the President and Chief Operating Officer of Luscombe Aircraft Corporation from 1997 through January 2001. General McCoy entered the Air Force in June 1963 and was promoted to Major General in October 1989. During his 30 years of active service, he served as Commander of Homestead AFB in Florida, Langley AFB in Virginia, Luke AFB in Arizona, Nellis AFB in Nevada and Lackland AFB in Texas. He serves on the board of the Nevada Federal Credit Union and as a trustee of the Community College of Southern Nevada.

Frederick J. Schwab has served as a director of the Company since October 2002. Until retiring in March 2003, Mr. Schwab served as President and Chief Executive Officer of Porsche Cars North America, Inc. Mr. Schwab joined Porsche Cars North America as Executive Vice President, Finance and Administration, in 1985. He was promoted to Senior Executive Vice President in 1988 and named President and Chief Executive Officer in March 1992. Mr. Schwab was formerly a partner with Touche Ross & Co. (now Deloitte & Touche). In 1974, he joined Fruehauf Corporation as President of Ackermann Fruehauf, a wholly owned subsidiary in Germany. In 1978, he became President of Fruehauf Europe, responsible for all Fruehauf European operations. In 1982, Mr. Schwab was named Executive Vice President of Fruehauf International in Detroit, responsible for all non-North American controlled subsidiaries. Mr. Schwab is also a member of the board of directors of Cambium Learning Group, Inc. (as successor by merger with Voyager Learning Company). Mr. Schwab also served on the board of directors of Indus International, Inc. from July 2004 until February 2007.

Keith E. Smith has been President and a director of the Company since April 2005, and he has served as Chief Executive Officer since January 2008. Mr. Smith served as the Chief Operating Officer of the Company from October 2001 through December 2007, and prior to being appointed President, Mr. Smith had served as the Company’s Executive Vice President since May 1998. Mr. Smith joined the Company in September 1990, serving in various controllership positions, the last of which was Senior Vice President and Controller. In 2005, Mr. Smith was appointed to the Board of the Nevada Resort Association and has served as Chairman since December 2008. In January 2010, Mr. Smith was elected Chairman of the American Gaming Association of which he has been a member since January 2008. From 2005 to January 2011, he served as Vice Chairman of the Las Vegas Convention and Visitors Authority. In January 2009, Mr. Smith was appointed by the Federal Reserve Bank of San Francisco to serve as a director of its Los Angeles Branch.

Christine J. Spadafor has served as a member of our board of directors since May 2009. Ms. Spadafor has served since March 2004 as the President and Chief Executive Officer of SpadaforClay Group, Inc. (“SpadaforClay”), a global consulting firm that she founded. The professional focus of SpadaforClay has been on strategic and operational topics for small and mid-cap companies. Prior to her current firm, she held various roles for nearly a decade as a principal or partner with global management consulting firms, specializing in strategy development and implementation, operational improvement and corporate turnarounds. Ms. Spadafor is a licensed attorney and registered nurse, and she currently serves as the Chief Executive Officer for St. Jude’s Ranch for Children, a non-profit organization that provides services to abused, abandoned and neglected children. She has held this position with St. Jude’s Ranch since April 2006. Ms. Spadafor is a published author, has served on a number of non-profit boards and in 2008 was selected by Direct Women in conjunction with the American Bar Association as one of the top 20 female attorneys in the U.S. with outstanding business expertise.

Peter M. Thomas has served as a director of the Company since April 2004. Mr. Thomas served as a director of Coast Casinos from August 2002 until his election to the board of directors of the Company, and he served on the Rio Suite Hotel and Casino, Inc. board of directors from 1995 to 1999. Mr. Thomas is the Managing Member of Thomas & Mack Co. Limited Liability Company, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada from 1992 to 1995 and, prior to the acquisition of Valley Capital Corporation by Bank of America, as the President and Chief Operating Officer of Valley Bank of Nevada from 1982 to 1992. Mr. Thomas has been the Chairman of the Las Vegas Metropolitan Police Department’s Committee on Fiscal Affairs and a committee member from 1994 through 2006. Mr. Thomas has been a member of the board of directors of City National Corp. since April 2003 and was a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from January 2003 to December 2008.

Veronica J. Wilson has served as a director of the Company since October 2003. Since November 2009, Ms. Wilson has served as the Executive Director of the Blind Center of Nevada, an organization that assists people with visual impairments. Prior to her current position, she had served as that organization’s President and Chief Executive Officer since September 2000. In addition, since July 1993, Ms. Wilson has served as the Chief Executive Officer of JMJ Inc., the former operator of the Aladdin Hotel & Casino. Prior to serving as the Chief Executive Officer, Ms. Wilson served as JMJ Inc.’s Chief Financial Officer from June 1992 to July 1993. From 1973 to 1992, Ms. Wilson held several accounting positions with Maxim Hotel & Casino. Ms. Wilson is a committee member on the Nevada State Rehabilitation Council and a member of the Nevada Strategic Plan Accountability Committee. Ms. Wilson has over 30 years of experience in the gaming industry.

Meetings of the Board of Directors

The board of directors held a total of ten (10) meetings during 2010. The Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee held fourteen (14), three (3) and three (3) meetings during 2010, respectively. Each director attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholders meetings. Last year, all of the members of the board of directors attended the 2010 Annual Meeting of Stockholders.

PROPOSAL 2—Ratification of Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company and California Hotel and Casino, our predecessor, since 1981 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2011. In the event that the stockholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its future selection of auditors. Even if the appointment is ratified, the Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year if it determines such a change would be in our best interests and the best interests of our stockholders. A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2010 and 2009.

	2010	2009
Audit Fees(1)	$1,592,000	$1,570,000
Audit-Related Fees(2)	292,000	287,000
Tax Fees(3)	156,000	499,000
All Other Fees	—	—

Total	$2,040,000	$2,356,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting.
(2)	Audit-related fees for 2010 and 2009 consist primarily of services provided in connection with our regulatory audits and certain audit-related consultation services.
(3)	Tax fees consist primarily of tax consultation and planning fees and tax compliance services, including, for 2010 and for 2009, services provided in connection with certain federal and state tax matters, cost segregation services and Internal Revenue Service examination support services.

Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting. All services provided by Deloitte in fiscal year 2010 were in compliance with our policy relating to the pre-approval of services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3—Reapproval of the 2000 Executive Management Incentive Plan.

The Company’s stockholders are being asked to reapprove the Boyd Gaming Corporation 2000 Executive Management Incentive Plan (the “2000 MIP”). The board of directors and our stockholders had previously approved the 2000 MIP in 2006. Section 162(m) of the Internal Revenue Code requires that the 2000 MIP be submitted to the Company’s stockholders every five years for approval, which is the purpose of this Proposal.

The 2000 MIP provides the Company’s key executives with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units.

Background and Reasons for Adoption

The 2000 MIP is a performance-based bonus plan pursuant to which the Company rewards management for achieving certain performance objectives. Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our three other most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) may be limited to the extent that such compensation exceeds $1 million in any one year. However, the Company may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). The 2000 MIP is designed to enable payments thereunder to qualify as performance-based compensation, so that the Company may continue to receive a federal income tax deduction for the payment of incentive bonuses to its executive officers. The Company will also continue to operate its other bonus plan for the compensation of these executive officers up to the limits of Section 162(m) and for compensation of those executive officers for whom Section 162(m) is not an issue. If the Company’s stockholders do not reapprove the 2000 MIP, we will not be able to pay awards under the 2000 MIP to individuals subject to the tax benefits of Section 162(m). In that event, we will reserve the right to pay compensation under other arrangements, which may not be eligible for deductibility under Section 162(m).

Description of the 2000 MIP

The following paragraphs provide a summary of the principal features of the 2000 MIP and its operation. The 2000 MIP is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Purpose of the 2000 MIP

The 2000 MIP is intended to increase stockholder value and the success of the Company by motivating key employees to perform to the best of their abilities and to achieve the Company’s objectives.

Administration of the 2000 MIP

The 2000 MIP will continue to be administered by the Compensation Committee.

Eligibility to Receive Awards

All officers and key employees of the Company or any subsidiary of the Company are eligible to participate in the 2000 MIP. Participation in the 2000 MIP by any particular officer or employee is determined annually in the sole discretion of the Compensation Committee. In selecting participants for the 2000 MIP, the Compensation Committee will choose officers and employees of the Company or any subsidiary of the Company who are likely to have a significant impact on Company performance. For fiscal year 2011, there are eight participants in the 2000 MIP. Future participation will be in the sole discretion of the Compensation Committee, but it currently is expected that eight officers and employees will participate each year, including the members of our Management Committee.

Target Awards and Performance Goals

The 2000 MIP will pay awards based on a plan period which consists of either a single plan year or two or more consecutive fiscal years of the Company, known as a plan cycle. For each plan period (or portion of a plan period), the Compensation Committee will establish in writing: (i) a target award for each participant, (ii) the performance goals which must be achieved in order for the participant to be paid the target award, and (iii) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre-established performance goals. Each participant’s target award will be determined by the Compensation Committee in its sole discretion. There are several performance measures which the Compensation Committee may use in setting the performance goals for any year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: the Company’s pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on assets, return on capital, return on stockholders’ equity, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, as compared to any incremental increase, or as compared to results of a peer group. The Compensation Committee may set performance goals that differ from participant to participant. For example, the Compensation Committee may choose performance goals that apply on either a corporate or business unit basis, as deemed appropriate in light of the participant’s responsibilities.

For fiscal year 2011, the Compensation Committee has established that payments under the 2000 MIP, if any, will be based on the Company’s performance relative to the operating budget for 2011, measured by EBITDA (earnings before interest, taxes, depreciation and amortization), as approved by the board of directors. The potential award payout levels vary proportionately based on the actual achievement relative to that 2011 budgeted figure. A minimum award pay-out would be earned at a performance level of 90% of the approved operating budget, and a maximum pay-out would be earned at a performance level of at least 115% of the approved operating budget. No payment under the 2000 MIP will be earned for a performance level of less than 90% of the approved operating budget.

Determination of Actual Awards

After the end of each performance goal period, the Compensation Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award, if any, for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Compensation Committee. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Also, no participant’s actual award under the 2000 MIP may exceed $4 million for any plan year or $4 million for any plan cycle. Furthermore, the 2000 MIP contains a continuous employment requirement.

Certain provisions of the 2000 MIP are triggered in the event of a change in control or if a “long service” employee retires. Generally, if a participant, other than a “long service” employee, terminates employment for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of any award under the 2000 MIP for any outstanding plan period (regardless of whether it is a short-term or long-term incentive award). If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination; provided, however, the Compensation Committee may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate.

If a “long service” participant terminates employment with us for any reason (including death or disability) prior to the award payment date, he or she is entitled to (i) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (ii) the payment of an award for any other plan period (in which the participant is participating on the date of termination) reduced proportionally based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant that has reached age 55 and completed 15 or more years of service with us or any of our subsidiaries (including acquired entities).

If a participant is terminated without cause within 24 months after a corporate transaction or a change in control (as defined in the 2002 Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination). The Compensation Committee believes that this double-trigger feature provides appropriate incentives and retention for management while protecting stockholders value in the event of a change in control.

Awards under the 2000 MIP generally will be payable in cash after the end of the plan period during which the award was earned. However, the Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under the Company’s 1996 Stock Incentive Plan or 2002 Stock Incentive Plan.

2011 Pro-forma Benefits for the 2000 MIP

Because payments under the 2000 MIP are determined by comparing actual performance to the annual performance goals established by the Compensation Committee, it is not possible to conclusively state the amount of benefits which will be paid under the 2000 MIP. For fiscal year 2011, the only award grant outstanding for participants under the 2000 MIP is the short-term (annual) bonus. The following table sets forth the information regarding the performance award granted for fiscal year 2011 that would be payable to (i) our Named Executive Officers, (ii) our current executive officers as a group, (iii) our non-employee directors as a group; and (iv) all employees, including all current officers who are executive officers, as a group, if the performance goals established by the Compensation Committee for 2011 are achieved. There can be no assurance that the pre-established performance goals actually will be achieved in whole or in part, and therefore, there can be no assurance that the target awards shown below actually will be paid in the amounts shown. Amounts paid, if any, may be greater or lesser than the amounts shown below depending upon the Company’s actual performance compared to the stated goals.

Name	2011 Estimated Future Payouts ($)
	Below Threshold Performance ($)	Threshold Performance ($)(1)	Target Performance ($)(2)	Maximum Performance ($)(3)
William S. Boyd	—	300,000	487,500	750,000
Keith E. Smith	—	440,000	715,000	1,100,000
Robert L. Boughner	—	330,000	536,250	825,000
Paul J. Chakmak	—	202,500	329,063	506,250
Josh Hirsberg	—	69,600	113,100	174,000

Current executive officers as a group	—	1,474,240	2,395,933	3,686,050
Non-employee directors as a group	—	—	—	—
All employees, as a group	—	1,474,240	2,395,933	3,686,050

(1)	Represents the Company’s achievement during fiscal year 2011 of 90% of the Company’s operating budget.
(2)	Represents the Company’s achievement during fiscal year 2011 of 100% of the Company’s operating budget.
(3)	Represents the Company’s achievement during fiscal year 2011 of 115% of the Company’s operating budget.

Amendment and Termination of the 2000 MIP

The board of directors may amend or terminate the 2000 MIP at any time and for any reason, but in accordance with Section 162(m) of the Internal Revenue Code, certain material amendments to the 2000 MIP will be subject to stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL OF THE 2000 EXECUTIVE MANAGEMENT INCENTIVE PLAN.

PROPOSAL 4—Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under the heading “Compensation Discussion and Analysis,” our compensation programs for our Named Executive Officers are designed based primarily on our efforts to (i) recognize achievement and leadership when appropriate, (ii) further align the interests of our Named Executive Officers with those of our stockholders; and (iii) provide our Named Executive Officers with compensation at levels that are comparable with similarly situated executive officers at other leading companies in the gaming and hospitality industries. Accordingly, the compensation of our Named Executive Officers is based in large part on our success and achievements, as assessed by our board of directors and Compensation Committee.

This vote is advisory, which means that the vote on executive compensation is not binding on us, our board of directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a significant vote against our Named Executive Officers’ compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5—Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the SEC.

The board of directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for us, and therefore, the board of directors recommends that you vote for a three-year interval for the advisory vote on executive compensation. The board of directors determined to recommend that stockholders vote for a frequency of once every three years because it believes that an advisory vote occurring once every three years will provide stockholders with a sufficient amount of time to evaluate the effectiveness of our compensation policies. Specifically, the three year interval will allow stockholders to gauge our compensation policies in the context of our long-term business results and will minimize the impact of short-term variations in our compensation and business results. Holding an advisory vote every three years will also give us more time to evaluate and implement appropriate changes to our compensation policies between votes, to the extent that changes are appropriate.

This vote is advisory, which means that the vote is not binding on us, our board of directors or the Compensation Committee. We recognize that stockholders may have different views as to the best approach for us, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. The board of directors and the Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the board of directors may decide that it is in our best interests and in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, three years or abstaining from the vote, when voting in response to the resolution set forth below.

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s Named Executive Officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY “THREE” YEARS AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans in effect at December 31, 2010.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))
Equity compensation plans approved by stockholders	12,388,460(1)	$25.76(2)	2,226,154(3)
Equity compensation plans not approved by stockholders	—	—	—

Total	12,388,460(1)	$25.76(2)	2,226,154(3)

(1)	Includes options to purchase shares outstanding under our 1993 Flexible Stock Incentive Plan, 1993 Director’s Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan and 2002 Stock Incentive Plan. Also includes restricted stock units outstanding under our 2002 Stock Incentive Plan.
(2)	Weighted Average Exercise Price does not include restricted stock units outstanding under our 2002 Stock Incentive Plan, which are exercisable for zero consideration.
(3)	Consists of shares available for future issuance under our 2002 Stock Incentive Plan, which may also be issued as awards of restricted stock under our 2000 MIP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE;

TRANSACTIONS WITH RELATED PERSONS; POLICIES AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during 2010 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were complied with.

Transactions with Related Persons

We purchase, in arm’s length negotiated, ordinary course commercial transactions, communications-related products and services from Switch Communications Group, LLC (“SCG”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”). Peter M. Thomas, a member of the board of directors, owns, either directly or indirectly, an approximate 8.1% equity interest as a passive investor in SCG. Mr. Thomas’ family members own collectively, either directly or indirectly, an approximately 12.6% equity interest in SCG. Mr. Thomas does not actively engage in the management of SCG or SBS. Mr. Thomas’ sibling, who is affiliated with SCG, is not involved in the daily business operations or decisions of SCG and does not perform any policy-making functions. Additionally, Mr. Thomas’ sibling is not and never has been an employee of SCG and none of the employees or contractors of SCG report to him. We paid SCG and SBS, in the aggregate, a total of approximately $844,000 in fiscal year 2010, and expect to pay such entities an aggregate of approximately $835,000 in fiscal 2011. Our transactions with SCG and SBS represented less than 1.4% of SCG and SBS’s consolidated revenue for 2010, and is expected to represent less than 1.0% in 2011.

Marianne Boyd Johnson, William R. Boyd and Samuel J. Boyd are the children of William S. Boyd, our Executive Chairman of the Board of Directors. Samuel J. Johnson, III, is the step-son of Marianne Boyd Johnson, our Executive Vice President and Vice Chairman of the Company’s board of directors. Marianne Boyd Johnson received a base salary and bonus in the amount of $300,000 for fiscal year 2010 and is receiving a base salary in the amount of $242,000 for fiscal year 2011. William R. Boyd, a Vice President and member of the Company’s board of directors, received a base salary and bonus in the amount of $259,500 for fiscal year 2010 and is receiving a base salary in the amount of $220,000 for fiscal year 2011. Samuel J. Boyd, Executive Host at The Orleans Hotel and Casino in Las Vegas, Nevada, received a base salary and bonus in the amount of $121,000 for fiscal year 2010 and is receiving a base salary in the amount of $88,000 for fiscal year 2011. Samuel J. Johnson, III, Director of Program Development with the Company, received a base salary and bonus in the amount of $152,000 for fiscal year 2010 and is receiving a base salary in the amount of $141,000 for fiscal year 2011. Marianne Boyd Johnson, William R. Boyd, Samuel J. Boyd and Samuel J. Johnson, III are eligible to earn bonuses in fiscal year 2011.

Through a wholly owned subsidiary, we own and operate the Borgata Hotel Casino and Spa and The Water Club in a joint venture with a divestiture trust established for the benefit of a wholly owned subsidiary of MGM Resorts International. Marina District Development Company, LLC (“MDDC”), is the operating company created pursuant to this arrangement. In January 2009, Robert L. Boughner, a member of our board of directors and our Executive Vice President and Chief Business Development Officer, resumed the duties of President and Chief Operating Officer of MDDC. Mr. Boughner also serves as the Executive Vice President and Chief Operating Officer of Marina District Finance Company, Inc., a wholly owned subsidiary of MDDC. Consistent with past years in which Mr. Boughner served as an executive officer of MDDC, MDDC reimbursed the Company for a corresponding portion of Mr. Boughner’s compensation. For 2010, MDDC reimbursed the Company approximately $1,595,000, representing about sixty percent (60%) of Mr. Boughner’s 2010 compensation package, and approximately $149,500, relating to a state income tax gross up payment made to Mr. Boughner. Additionally, the Company and MDDC provide to the other periodic use of its corporate aircraft for which each reimburses the other, and during the year ended December 31, 2010, such reimbursements equaled approximately $120,000.

Policies and Procedures Regarding Transactions with Related Persons

We attempt to analyze all transactions in which the Company (or our subsidiaries) participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and their respective immediate family members. As it relates to our employees, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.boydgaming.com, a conflict of interest arises when personal interests interfere with the ability to act in the best interests of the Company. Pursuant to our Code of Business Conduct and Ethics, our employees are to disclose any potential conflicts of interest to the Chief Executive Officer or his designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. Employees are also to disclose potential conflicts of interest involving their respective spouses, siblings, parents, in-laws, children, and members of their households. Non-employee directors are also to discuss any concerns with the Chairman of the Corporate Governance and Nominating Committee or our General Counsel.

Each year, we require our directors and executive officers to complete a questionnaire that is intended to, among other things, identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest, and which exceeds $120,000. We also require that directors and executive officers promptly notify us of any changes during the course of the year to the information provided in the annual questionnaire.

Our Audit Committee, pursuant to its charter, has responsibility for reviewing and approving certain related person transactions, as provided in the charter. In addition, the board of directors annually determines the independence of directors based on a review by the directors and the Corporate Governance and Nominating Committee.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

STOCKHOLDER PROPOSALS; OTHER MATTERS

Stockholder Proposals

Our stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Consistent with the Company’s bylaws, to be properly considered at the 2012 Annual Meeting of Stockholders, notice of stockholder proposals must be given to our Corporate Secretary in writing not less than 45 days and not more than 75 days prior to the anniversary of the date on which we first mailed notice of access to our proxy materials for this year’s Annual Meeting of Stockholders (i.e., not earlier than January 29, 2012 and not later than February 28, 2012), after which the notice is untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. In addition, proposals of stockholders intended to be presented at our 2012 Annual Meeting of Stockholders and included in the board of directors’ proxy statement and form of proxy for that meeting must be received by us, Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel, at our principal offices, no later than December 15, 2011. If the date of the 2012 Annual Meeting of Stockholders is moved by more than 30 days from the anniversary of this year’s annual meeting, the aforementioned deadlines for stockholder proposals will be adjusted consistent with Rule 14a-8 promulgated under the Exchange Act and the Company’s bylaws.

Other Matters

The board of directors currently knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 26, 2011.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, are available at http://www.boydgaming.com/proxymaterials. Paper copies will be provided to a stockholder without charge upon written request to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, (702) 792-7200, Attn: Robert Meyne, Vice President Corporate Communications.

Appendix A

BOYD GAMING CORPORATION

2000 EXECUTIVE MANAGEMENT INCENTIVE PLAN

(AMENDED AND RESTATED)

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1    Purpose. Boyd Gaming Corporation hereby establishes the Boyd Gaming Corporation 2000 Executive Management Incentive Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating key employees (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan supercedes the Boyd Gaming Corporation 1998 Long-Term Incentive Program and the Boyd Gaming Corporation 1996 Executive Management Incentive Plan. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

1.2    Effective Date. The Plan is effective as of February 24, 2000 subject to the approval of a majority of the shares of the Company’s common stock which are present in person or by proxy and entitled to vote at the 2000 Annual Meeting of Stockholders. As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “Actual Award” means as to any Plan Period, the actual award (if any) payable to a Participant for the Plan Period. Actual Award is determined by the Payout Formula for the Plan Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2    “Base Salary” means as to any Plan Period, the Participant’s salary, the method of calculation of which as determined by the Committee prior to the commencement of the Plan Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3    “Board” means the Company’s Board of Directors.

2.4    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.5    “Committee” means the Compensation and Stock Option Committee of the Board or such other committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.6    “Company” means Boyd Gaming Corporation, a Nevada corporation.

2.7    “Determination Date” means as to any Plan Period, (a) the first day of the Plan Year or the first day of the first Plan Year in any Plan Cycle, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.8    “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.9    “Long-Service Participant” means, unless otherwise determined by the Committee for a Participant prior to the commencement of a Plan Period, a Participant that has reached age fifty five (55) and completed fifteen (15) or more years of service with the Company or any subsidiary of the Company (including years of service with an entity acquired by the Company pursuant to a merger or acquisition).

2.10    “Maximum Award” means the maximum amount which may be paid to a Participant for any Plan Period. The Maximum Award amount which may be paid to a Participant for any Plan Year is $4,000,000, exclusive of any amount which may be paid to a Participant for any Plan Cycle. The Maximum Award amount which may be paid to a Participant for any Plan Cycle is $4,000,000, exclusive of any amount which may be paid to a Participant for any Plan Year.

2.11    “Participant” means as to any Plan Period, a key employee of the Company or any subsidiary of the Company who has been selected by the Committee for participation in the Plan for that Plan Period.

2.12 “Payout Formula” means as to any Plan Period, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.13    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee in its sole discretion to be applicable to a Participant for a Plan Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: the Company’s pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on assets, return on capital, return on stockholders’ equity, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, as compared to any incremental increase, or as compared to results of a peer group. The Performance Goals may differ from Participant to Participant.

2.14    “Plan Cycle” means the 1998 through 2000 fiscal years of the Company and each succeeding period consisting of three fiscal years of the Company. Plan Cycle also means any fraction of a full Plan Cycle as determined by the Committee with proportional adjustments to the Maximum Award and all other terms of the Plan intended to apply to a full Plan Cycle.

2.15    “Plan Period” means, in the discretion of the Committee, either a Plan Cycle as defined in Section 2.13 or a Plan Year as defined in Section 2.15.

2.16    “Plan Year” means (a) the 1998 fiscal year of the Company and each succeeding fiscal year of the Company and (b) each fiscal year of the Company that falls within a Plan Cycle. Plan Year also means any fraction of a full Plan Year as determined by the Committee with proportional adjustments to the Maximum Award and all other terms of the Plan intended to apply to a full Plan Year.

2.17    “Target Award” means the target award payable under the Plan to a Participant for the Plan Period as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1    Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the employees of the Company or any subsidiary of the Company who shall be Participants for the Plan Period. An employee may simultaneously be a Participant under the Plan for both a Plan Year and a Plan Cycle. In selecting Participants, the Committee shall choose key employees who are likely to have a significant impact on the performance of the Company or any subsidiary of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Period by Plan Period basis. Accordingly, an employee who is a Participant for a given Plan Period in no way is guaranteed or assured of being selected for participation in any subsequent Plan Period or Periods.

3.2    Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Period. Such Performance Goals shall be set forth in writing.

3.3    Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4    Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5    Determination of Actual Awards.

(a)    General. After the end of each Plan Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee.

(b)    Ability to Eliminate or Reduce Actual Award. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(c)    Termination of Employment Prior to the Date the Actual Award is Paid.

(i)    If a Participant (who is not a Long-Service Participant) terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid for a reason other than Disability or death, the Participant shall not be entitled to the payment of an Actual Award for any Plan Period in which the Participant is participating on the date of termination.

(ii)    If a Participant (who is not a Long-Service Participant) terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid due to Disability or death, the Participant shall be entitled to the payment of an Actual Award for each Plan Period (in which the Participant is participating on the date of termination), provided, however, that the Committee, in its sole discretion, may reduce his or her Actual Award proportionately based on the date of termination (subject to further reduction or elimination under Section 3.5(b)).

(iii)    If a Long-Service Participant terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid for any reason (including Disability or death), the Participant shall be entitled to (A) the payment of an Actual Award for the Plan Period (in which the Participant is participating on the date of termination) with the earliest date of commencement (subject to reduction or elimination under Section 3.5(b)) and (B) the payment of an Actual Award for any other Plan Period (in which the Participant is participating on the date of termination) reduced proportionately based on the number of years of employment completed during the Plan Period with each partial year of employment counting as a full year (and subject to further reduction or elimination under Section 3.5(b)).

(iv)    If a Participant is terminated without Cause within twenty-four (24) months after a Corporate Transaction or a Change in Control (each as defined in the Company’s 2002 Stock Incentive Plan), the Participant shall be entitled to the payment of an Actual Award for each Plan Period (in which the Participant is participating on the date of termination).

SECTION 4

PAYMENT OF AWARDS

4.1    Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2    Timing of Payment. Payment of each Actual Award shall be made within three calendar months after the end of the Plan Period during which the Award was earned.

4.3    Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under the Company’s 1996 Stock Incentive Plan, 2002 Stock Incentive Plan or successor equity compensation plan. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall be determined by the Committee, in its sole discretion.

4.4    Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5    Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Period, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1    Committee is the Administrator. The Plan shall be administered by the Committee.

5.2    Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3    Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state, and local taxes.

SECTION 6

GENERAL PROVISION

6.1    Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.2    No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Period or any other period. Generally, employment with the Company or any subsidiary of the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Period such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3    No Individual Liability. No member of the Committee or the Board, or any employee of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4    Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the Sate of Nevada.

6.5    Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of subsidiary of the Company.

SECTION 7

AMENDMENT AND TERMINATION

7.1    Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

7.2    Plan History. The Plan was originally adopted by the Board and the stockholders of the Company in 2000. The Plan was reapproved by the stockholders of the Company in 2005 for re-qualification under Code Section 162(m) and was amended and restated and approved by the stockholders of the Company in 2006 to (a) amend various provisions regarding the determination of Actual Awards under Section 3.5 and (b) increase the Maximum Award payable under the Plan for any Plan Period. The Plan was reapproved by the stockholders of the Company for re-qualification under Code Section 162(m) on                 , 2011.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/byd Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 25, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 25, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Unanimously Recommends a Vote

FOR all of the Director Nominees identified in Proposal 1; FOR each of Proposals 2, 3 and 4; and FOR 3 years in Proposal 5.

1.	Election of	01 Robert L. Boughner	05 Marianne Boyd Johnson	09 Christine J. Spadafor	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02 William R. Boyd	06 Billy G. McCoy	10 Peter M. Thomas		all nominees		from all nominees
		03 William S. Boyd	07 Frederick J. Schwab	11 Veronica J. Wilson		(except as marked)
		04 Thomas V. Girardi	08 Keith E. Smith

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.			☐	For	☐	Against	☐	Abstain

3.	To reapprove the Company’s 2000 Executive Management Incentive Plan.			☐	For	☐	Against	☐	Abstain

4.	Advisory vote on executive compensation.			☐	For	☐	Against	☐	Abstain

5.	Advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	3 Years	☐	2 Years	☐	1 Year	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1; FOR EACH OF PROPOSALS 2, 3 and 4; and FOR 3 YEARS IN PROPOSAL 5.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.

BOYD GAMING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 26, 2011

11:00 a.m. (local time)

Sam’s Town Hotel, Gambling Hall and Bowling Center

5111 Boulder Highway

Las Vegas, Nevada 89122

Boyd Gaming Corporation 3883 Howard Hughes Parkway, Ninth Floor Las Vegas, Nevada 89169	proxy

This proxy is solicited by the board of directors for use at the Boyd Gaming Corporation Annual Meeting of Stockholders on Thursday, May 26, 2011.

The undersigned hereby appoints William S. Boyd and William R. Boyd (collectively, the “Proxies”), or either of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of Boyd Gaming Corporation, a Nevada corporation (the “Company”), to be held on Thursday, May 26, 2011 at 11:00 a.m., local time, at Sam’s Town Hotel, Gambling Hall and Bowling Center, 5111 Boulder Highway, Las Vegas, Nevada 89122, and at any adjournments or postponements thereof. SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE; FOR EACH OF PROPOSALS 2, 3 AND 4; AND FOR 3 YEARS IN PROPOSAL 5, AS APPLICABLE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

TO ACCESS THE COMPANY’S ANNUAL REPORT AND PROXY STATEMENT MATERIALS ONLINE GO TO: http://www.boydgaming.com/proxymaterials

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

See reverse for voting instructions.